Execution Version

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CREDIT, SECURITY AND GUARANTY AGREEMENT
Dated as of May 13, 2015
Among
WWE STUDIOS FINANCE CORP.,
as the Borrower,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent
and L/C Issuer
________________________________
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED
as Bookrunner and Arranger
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i

ii

iii

iv

SCHEDULES

1.1	Borrowing Base

1.2	Existing Pictures
2.01    Commitments and Applicable Percentages
2.13(a)    Acceptable Obligors, Advance Rates and Allowable Amounts for Covered Pictures

2.13(b)	Acceptable Obligors, Advance Rates and Allowable Amounts for Covered Television Product
5.11(a)    Credit Parties and Subsidiaries
5.11(b)    Equity Investment in Other Entities
5.19(a)    Pictures and Television Product; Copyrights
5.19(b)    Trademarks
5.19(c)    Applications and Registrations Not in Full Force and Effect
5.20    Agreements
13.02    Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
A    Form of Administrative Questionnaire
B    Form of Assignment and Assumption
C    Form of Borrowing Base Certificate
D    Form of Compliance Certificate
E-1    Form of Copyright Security Agreement
E-2    Form of Copyright Security Agreement Supplement
F    Form of Loan Notice
G    Form of Note
H    Forms of U.S. Tax Compliance Certificates
I    Form of Instrument of Assumption and Joinder
J    Form of Laboratory Access Letter
K    Form of Master Services Agreement
L-1    Form of Pledgeholder Agreement (Uncompleted Pictures and Television Product)
L-2    Form of Pledgeholder Agreement (Completed Pictures and Television Product)
M    Form of Product Declaration
N    Form of Trademark Security Agreement

v

CREDIT, SECURITY AND GUARANTY AGREEMENT
This CREDIT, SECURITY AND GUARANTY AGREEMENT (“Agreement”) is entered into as of May 13, 2015, among WWE STUDIOS FINANCE CORP., a Delaware corporation (the “Borrower”), the Guarantors referred herein, each lender from time to time that is or becomes a party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.
PRELIMINARY STATEMENTS:
Capitalized terms not otherwise defined in this Preliminary Statement shall have the respective meanings ascribed to them in Article I.
The Borrower has requested that the Lender and the L/C Issuer make available to the Borrower a $35,000,000 senior secured revolving credit facility (the “Senior Credit Facility”), and the Lender and the L/C Issuer have indicated their willingness to make Credit Extensions to the Borrower on the terms and subject to the conditions set forth herein. The proceeds of the Credit Extensions made hereunder will be used for the purposes described in Section 6.09.
To provide assurance for the repayment of the Loans and the other Obligations hereunder, (i) the Borrower will, among other things, provide or cause to be provided to the Administrative Agent (for the benefit of the Secured Parties) a security interest in the Credit Party Collateral from the Credit Parties pursuant to Article X; and (ii) each Credit Party and Holdings will grant a security interest in the Pledged Collateral pursuant to the Equity Pledge Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acceptable L/C” means an irrevocable standby letter of credit that: (a) is in form and on terms reasonably acceptable to the Administrative Agent; (b) is payable in Dollars at an office of the issuing or confirming bank in New York City or Los Angeles or another city that is acceptable to the Administrative Agent in its sole discretion; and (c) is issued or confirmed by any Person that on the date of issuance or confirmation of the letter of credit is (i) a Lender that is not a Defaulting Lender, (ii) a commercial bank (or domestic branch of a foreign bank) that is not a Lender and has (or that is the principal operating Subsidiary of a holding company that has) long term senior unsecured debt outstanding with a rating of at least “A” by S&P or at least “A-3” by Moody’s, and capital and surplus in excess of $2,000,000,000, or (iii) any other bank or financial institution that the Administrative Agent, in its sole discretion, determines to be of acceptable credit quality.

“Acceptable Obligors” means any Major Studio and any other Persons identified on Schedule 2.13(a) with respect to Covered Pictures and Schedule 2.13(b) with respect to Covered Television Product (as modified from time to time in accordance with Section 2.13).
“Acceptable Tax Credit” means, with respect to a Covered Product, the amount of any Qualifying Tax Receivable for such Picture or Television Product (discounted to present value on a quarterly basis in the case of amounts which are not expected to be received within twelve (12) months following the date of determination by a rate of interest equal to the Discount Rate), and it being understood that Borrowing Base credit for a Qualifying Tax Receivable may be obtained on a “provisional” basis), so long as the following criteria are satisfied:
(a)    the relevant Credit Party has (i) applied for such Qualifying Tax Receivable and either (x) received from the appropriate Governmental Authority a clear acceptance or approval of the initial application for such Qualifying Tax Receivable (including an eligibility certificate in respect of such Qualifying Tax Receivable if the same is offered by such Governmental Authority) for the Covered Product to which such Qualifying Tax Receivable relates (any such acceptance or approval, an “Approval Certificate”) and has been provided with or has requested to be provided with (if such estimate is offered by such Governmental Authority) an estimate from the appropriate Governmental Authority of the amount of such Qualifying Tax Receivable to which such Credit Party will be entitled or (y) if applicable with respect to the particular jurisdiction at issue, prior to inclusion in the Borrowing Base, provided confirmation (in form and substance reasonably satisfactory to the Administrative Agent) from the appropriate Governmental Authority that there are sufficient appropriations and/or space under any budgeting cap to pay the Qualifying Tax Receivable in the amount and at the time anticipated by the relevant Credit Party, and (ii) filed all certificates, forms and documents (including, if required, such Credit Party’s income tax return) required under the applicable legislation to be filed (through the applicable date of determination) in order to claim such Qualifying Tax Receivable;
(b)    sufficient activity has occurred or the Administrative Agent shall have received (for the benefit of the Secured Parties) a third party guaranty (which may be a Completion Bond) in favor of the Administrative Agent (for the benefit of the Secured Parties), in form and substance satisfactory to the Administrative Agent, that all such activity will occur, with respect to the Covered Product to which such Qualifying Tax Receivable relates within the time periods, if any, required under applicable Law with respect to such Qualifying Tax Receivable in order to give rise to such Qualifying Tax Receivable;
(c)    such Qualifying Tax Receivable to which the relevant Credit Party is entitled (or estimated to be entitled) to receive is for these purposes calculated net of (without double counting) any actual or anticipated (i) filing fees payable in order to obtain such Qualifying Tax Receivable, (ii) taxes, interest, penalties, filing fees or other amounts payable to any Governmental Authority by such Credit Party under the applicable Law, (iii) other amounts payable by such Credit Party to any Governmental Authority to which the credit may be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority and (iv) in the case of a “provisional” Qualifying Tax Receivable, any Qualifying Tax Receivable calculated based on any contingency spend, until actually spent;

(d)    in the case of a “provisional” Qualifying Tax Receivable (i.e., where the relevant Credit Party has not received either a “final” approval or certificate from the appropriate Governmental Authority confirming the final, approved amount of such Qualifying Tax Receivable), the relevant Credit Party has provided the Administrative Agent with an opinion/review letter from a Tax Credit Consultant in form and substance reasonably satisfactory to the Administrative Agent and confirming the estimated amount of such Qualifying Tax Receivable;
(e)    the Administrative Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in such Qualifying Tax Receivable and notice of such security interest has (if required or deemed advisable in the discretion of the Administrative Agent) been provided in accordance with any applicable requirements of the applicable Law and any other relevant Governmental Authority;
(f)    the Administrative Agent shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, which confirms (i) the statutory and regulatory regime to which such Qualifying Tax Receivable relates and (ii) compliance with the foregoing clauses (a) through (e) with respect to such Qualifying Tax Receivable and the estimated date of receipt thereof;
(g)    the relevant Credit Party shall have engaged a Tax Credit Consultant to supervise the application for, and the process for satisfying the conditions to receive payment of, such Qualifying Tax Receivable, and shall have provided the Administrative Agent with a certificate from the Tax Credit Consultant, in form and substance reasonably satisfactory to the Administrative Agent (the “Tax Credit Consultant Certificate”) (it being understood that if a Qualifying Tax Receivable is contemplated to be received after a given tax year of the relevant Credit Party, the following criteria relating to such Qualifying Tax Receivable may be satisfied with respect to that given tax year but may need to be re-satisfied (to the extent applicable under the Statutory Materials (as defined below)) for the subsequent tax year in which such Qualifying Tax Receivable is anticipated to be received) pursuant to which the Tax Credit Consultant:
(i)    identifies the applicable statute and the related regulatory and interpretive materials and forms required to be filed in order to obtain such Qualifying Tax Receivable (such statute, regulatory and interpretive materials and forms are, collectively, the “Statutory Materials”) and certifies that the Tax Credit Consultant has reviewed such Statutory Materials;
(ii)    certifies as to the amount of such Qualifying Tax Receivable for which such Credit Party anticipates claiming or to which such Credit Party is entitled, as the case may be;
(iii)    in the case of a “provisional” Qualifying Tax Receivable, certifies that the relevant Credit Party will be able to, under the Statutory Materials and the facts relating to the Covered Product to which such Qualifying Tax Receivable relates, make its initial claim for such Qualifying Tax Receivable by any applicable deadline after the end of such Credit Party’s tax year during which such Covered Product is completed;

(iv)    in the case of a “provisional” Qualifying Tax Receivable, certifies that he/she has reviewed the budget, the cash flow schedule, the production schedule and the identity (including tax residence, citizenship, etc.) of all anticipated above-the-line and below-the-line personnel for the Covered Product to which such Qualifying Tax Receivable relates;
(v)    in the case of a “provisional” Qualifying Tax Receivable, certifies that he/she has determined which line items in the budget will qualify for inclusion in the basis under the Statutory Materials upon which such Qualifying Tax is to be computed or was computed, as the case may be, and identifies the monetary amount of such qualifying items;
(vi)    in the case of a “provisional” Qualifying Tax Receivable, certifies that there is no requirement within the Statutory Materials which makes the Acceptable Tax Credit speculative (e.g., (x) a provision that has a budgetary cap on the aggregate benefit allocable for any calendar year and as to which the relevant Credit Party has not reserved, by filing or other action, its allocable amount of that benefit or (y) a provision that incorporates a subjective component to be administered by any Governmental Authority, such as a subjective narrative or thematic “nexus” of such Covered Product to the relevant jurisdiction unless such Governmental Authority has affirmatively either accepted such subjective component or waived the relevant subjective component, in each case in a manner that is, to the reasonable satisfaction of the Administrative Agent, in accordance with the relevant Statutory Materials such that the acceptance or waiver, as the case may be, may not be overturned or superseded via subsequent subjective review process);
(vii)    certifies the relevant Credit Party will be able to comply or has complied with all requirements of the Statutory Materials and will be able to or has completed, as the case may be, all forms indicating the specific monetary benefit that will be used or is used, as the case may be, as the basis for computing the Acceptable Tax Credit; and
(viii)    provides such other certifications as may be reasonably requested by the Administrative Agent with respect to matters specific to the particular Qualifying Tax Receivable program in order to ascertain the collectability of such Qualifying Tax Receivable;
provided that the Administrative Agent, in its reasonable discretion, may waive certain of the foregoing requirements of clauses (i) through (viii) of this clause (g);
(h)    in the case of a “provisional” Qualifying Tax Receivable, the facts, circumstances and Statutory Materials relating to such Qualifying Tax Receivable (and to the particular Covered Product in relation to the applicable Statutory Materials) are otherwise reasonably satisfactory to the Administrative Agent in its sole and absolute discretion;
(i)    if a Qualifying Tax Receivable is payable in a currency other than Dollars, the risk of conversion into Dollars shall be hedged in a manner reasonably satisfactory to the Administrative Agent; provided, that the Canadian dollar equivalent of $1,000,000 (at the then effective spot rate published by the Administrative Agent) in the aggregate may be included in the Borrowing Base at any given time without being so hedged (including amounts under clause (d) of “Eligible Receivables”); and
(j)    such other actions or requirements as the Administrative Agent or its counsel may reasonably in good faith require;
provided, however, that
(i)    to the extent that circumstances arise or occur that would cause (or which would cause the Administrative Agent to reasonably believe) the actual Qualifying Tax Receivable or the actual Qualifying Tax Receivable forming the basis of the “provisional” Acceptable Tax Credit, as the case may be, to be less than the amount that would be determined based on any estimated amounts as set forth on any Approval Certificate or on any certificate delivered by a Tax Credit Consultant (as applicable), the Acceptable Tax Credit shall be reduced to reflect the revised estimate;
(ii)    a “provisional” Qualifying Tax Receivable shall cease to be an Acceptable Tax Credit if (x) the relevant Credit Party has failed to comply with any requirements set forth above that are applicable to “provisional” Acceptable Tax Credits, (y) the relevant Credit Party has failed to, as soon as practicable after it is entitled to do so (and by no later than any deadline as may be imposed by any applicable Statutory Materials, as such deadline may be extended in accordance with such Statutory Materials), file any required forms or documents in connection with applying for or claiming such Qualifying Tax Receivable or apply for any Approval Certificates in connection with such Qualifying Tax Receivable, or (z) the relevant Governmental Authority has (A) denied the relevant Credit Party’s application for such Qualifying Tax Receivable, (B) not issued an Approval Certificate for such Qualifying Tax Receivable within fifteen (15) months following the relevant Credit Party’s application thereof (except, if approved by the Administrative Agent in its reasonable discretion in light of the Statutory Materials, the Governmental Authority has made an initial payment in respect of such Qualifying Tax Receivable) or (C) revoked or notified the relevant Credit Party of their intention to revoke such Approval Certificate;
(iii)    a Qualifying Tax Receivable that is not a “provisional” Qualifying Tax Receivable shall cease to be an Acceptable Tax Credit if (x) the relevant Credit Party has failed to, by no later than any deadline as may be imposed by any applicable Statutory Materials (as such deadline may be extended in accordance with such Statutory Materials), file any required tax returns, certificates, forms or documents in connection with claiming such Qualifying Tax Receivable, or (y) the relevant Governmental Authority has (A) denied such Credit Party’s application described in clause (a) of this definition, (B) not issued an Approval Certificate within fifteen (15) months following such Credit Party’s application therefor (except, if approved by the Administrative Agent in its reasonable discretion in light of the Statutory Materials, the Governmental Authority has made an initial payment in respect of such Qualifying Tax Receivable), (C) revoked, or notified such Credit Party of its intention to revoke, the relevant Approval Certificate for such Qualifying Tax Receivable or (D) publicly announced that it will not have sufficient appropriations to pay such Qualifying Tax Receivable or that it is terminating the program pursuant to which such Qualifying Tax Receivable is to be paid or modifying the program, in each case, to the extent such circumstance would materially decrease the likelihood that such Qualifying Tax Receivable will be paid in the amount and at the time originally anticipated;

(iv)    from and after any sale by a Credit Party of all or a portion of a Qualifying Tax Receivable to a third Person, such Qualifying Tax Receivable (or portion thereof) so sold shall no longer be eligible for inclusion in the Borrowing Base as an Acceptable Tax Credit and, instead, the Borrowing Base credit with respect to the amount receivable as a result of such sale shall be determined solely as a receivable from such third Person (to the extent it otherwise qualifies as an Eligible Receivable);
(v)    no amount shall be considered an Acceptable Tax Credit unless (x) a Credit Party is the only Person that can claim the Qualifying Tax Receivable and (y) it is a monetary receivable rather than a right to receive a deduction from or credit against taxes otherwise payable;
(vi)    the Administrative Agent or the Required Lenders may from time to time by written notice to the Borrower remove a Qualifying Tax Receivable from inclusion in the Borrowing Base if the Administrative Agent or the Required Lenders, as the case may be, determine in its or their reasonable discretion that as a result of a Change in Law it is unlikely that the relevant Credit Party will receive payment for such Qualifying Tax Receivable; and
(vii)    the Administrative Agent, after consultation with the Lenders, may waive any of the foregoing criteria relating to an actual or “provisional” Qualifying Tax Receivable.
“Account Control Agreement” means each account control agreement among the applicable Credit Party, the Administrative Agent and the applicable depository bank at which such Credit Party maintains the relevant bank account, in such form as may be acceptable to the Administrative Agent and such Credit Party in their reasonable discretion, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Assignment” has the meaning specified in Section 9.09.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Group” means a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.
“Aggregate Commitments” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Agreement” means this Credit, Security and Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Allowable Amount” means, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 2.13(a) or Schedule 2.13(b) (as applicable) as the maximum aggregate exposure with respect to Eligible Receivables from such Acceptable Obligor (as modified from time to time in accordance with Section 2.13).
“Annual Business Plan” means the annual business plan of the Master Servicer for the then current fiscal year, in a form reasonably acceptable to the Administrative Agent.
“Applicable Margin” means 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees; provided, that (a) if during any Interest Period there is no Unsold Rights Credit included in the Borrowing Base, then the Applicable Margin for the portion of the Interest Period during which there is no Unsold rights Credit in the Borrowing Base shall be 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees; and (b) if during any Interest Period the Portfolio ROIC Ratio is equal to or greater than 100%, then the Applicable Margin for the portion of the Interest Period during which such ratio is satisfied shall be 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees.  Any increase or decrease in the Applicable Margin resulting from the changes described in this definition shall become effective as of the first Business Day immediately following the date on which the most recent Borrowing Base Certificate (with respect to changes resulting from clause (a)) or Compliance Certificate including the Portfolio ROIC Ratio (with respect to changes resulting from clause (b)) is delivered to the Administrative Agent hereunder; provided, however, that, for any period during which a Borrowing Base Certificate and Compliance Certificate is not delivered when due in accordance with this Agreement, the Applicable Margin shall be 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Co-Financier” means any (a) Major Studio, (b) Approved Domestic Distributor, (c) Person that fully funds its entire portion of the negative cost of a Covered Product before a Credit Party is required to fund its share thereof or provides a letter of credit or other credit support therefor acceptable to the Administrative Agent, and (d) other Person reasonably acceptable (with respect to such Person’s identity and creditworthiness) to the Required Lenders with respect to a particular transaction; provided, that the Administrative Agent or the Required Lenders may in good faith from time to time by thirty (30) days’ prior written notice to the Borrower remove any Person as an Approved Co-Financier on a prospective basis with respect to Covered Products for which an Approved Co-Financing Agreement has not yet been fully executed; provided, further, that the Administrative Agent shall, in the case of any removal of any such Person, consult with the Borrower regarding such removal to the extent practicable and permitted by applicable Law, it being understood that the failure to do so shall not render any such prospective removal invalid.
“Approved Co-Financing Agreement” means a written agreement between a Credit Party and an Approved Co-Financier relating to an Approved Co-Financing Transaction in respect of a Covered Product, which shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof. For the avoidance of doubt, an Approved Co-Financing Agreement may be imbedded within a Domestic Distribution Agreement, and vice versa.
“Approved Co-Financing Transaction” means any transaction between a Credit Party and an Approved Co-Financier that provides for the co-financing of the Direct Negative Costs of a Covered Product that (a) is documented pursuant to an Approved Co-Financing Agreement and (b) if requested by the Administrative Agent, requires delivery of a Co-Financing Intercreditor Agreement to the Administrative Agent.
“Approved Domestic Distributor” means Open Road Films, LLC (with respect to Covered Pictures only) and any other Person reasonably acceptable (with respect to such Person’s identity and creditworthiness) to the Administrative Agent; provided, that the Administrative Agent or the Required Lenders may in good faith from time to time by thirty (30) days’ prior written notice to Borrower remove any Person as an Approved Domestic Distributor on a prospective basis with respect to Covered Products for which a Distribution Agreement has not yet been fully executed; provided, further, that the Administrative Agent shall, in the case of any removal of any such Person, consult with the Borrower regarding such removal to the extent practicable and permitted by applicable Law, it being understood that the failure to do so shall not render any such prospective removal invalid.
“Approved Foreign Sales Agent” means (a) with respect to Covered Pictures, (i) Good Universe (formerly Mandate), Lions Gate International, FilmNation International, IM Global, Lakeshore Entertainment Distribution Group, Mister Smith Entertainment, Sierra/Affinity LLC, Hyde Park International, Weinstein Global Film Corporation, Studio Canal, Entertainment One, Red Granite Pictures, Voltage Pictures, and any Major Studio, and (ii) any other foreign sales agent approved by the Required Lenders; and (b) with respect to Covered Television Product, any Major Studio or any foreign sales agent acceptable to the Administrative Agent; provided, that, in each case, the Administrative Agent or the Required Lenders may in good faith from time to time by thirty (30) days’ prior written notice to the Borrower remove any Person as an Approved Foreign Sales Agent on a prospective basis with respect to Covered Products for which such foreign sales agent has not yet been engaged; provided, further, that the Administrative Agent shall, in the case of any removal of any such Person, consult with the Borrower regarding such removal to the extent practicable and permitted by applicable Law, it being understood that the failure to do so shall not render any such prospective removal invalid.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Timing Grid” has the meaning assigned to such term in the definition of “Ultimates Report”.
“Arranger” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, in its capacity as sole lead arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Authorized Officer” means, with respect to the Borrower, any of the following: the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer, Senior Vice President–Corporate Controller, Senior Vice President–General Counsel and Senior Vice President–Assistant General Counsel. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. §§ 101 et seq.
“Base First Cycle Ultimates Advance Rate” has the meaning set forth in the definition of “First Cycle Ultimates Advance Rate”.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Bookrunner” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Bylaws” means those certain Bylaws of the Borrower in effect as of the Closing, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Borrowing Base” has the meaning specified in Schedule 1.1.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C, including all annexes, exhibits, schedules and attachments thereto.
“Borrowing Base Certificate Required Delivery Date” has the meaning specified in Section 6.02(e).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) normal replacements and maintenance which are properly charged to current operations and (ii) any portion thereof allocable to the production or acquisition of Pictures or Television Product). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds or any similar payments actually received shall be included in Capital Expenditures only to the extent that the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such insurance proceeds or similar payments, as the case may be.
“Cash Collateralize” means, with respect to any Letter of Credit or L/C Obligations hereunder, to deposit in a controlled account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. The term “Cash Collateral” as it relates to any Letter of Credit or L/C Obligations hereunder shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof, (b) investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 (or the then equivalent grade) from S&P or Prime-1 (or the then equivalent grade) from Moody’s, (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred and eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $2,000,000,000 or that is a Lender, (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above, and (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940 (as amended), (ii) are rated at least AAA (or the then equivalent grade) by S&P or Aaa (or the then equivalent grade) by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change in Management” means that two (2) of Vince McMahon, George Barrios and Michael Luisi (the “Key Executives”) shall cease for any reason, including, without limitation, termination of employment, death or disability, to perform the functions and services for the Parent, the Master Servicer or the Credit Parties in the same capacity and on the same basis that such person(s) perform on the Closing Date, and replacement(s) reasonably acceptable to the Required Lenders have not been engaged. For the avoidance of doubt, any replacement of any of the Key Executives approved by the Required Lenders hereunder shall thereafter be deemed a Key Executive for purposes of this definition.
“Change of Control” means: (a) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests issued by the Master Servicer or shall cease to have voting control of the Master Servicer; (b) the Master Servicer shall cease to own, directly or indirectly, 100% of the Equity Interests issued by Holdings and the Borrower or shall cease to have voting control of

Holdings and the Borrower; or (c) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests issued by the Borrower or shall cease to have voting control of the Borrower.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 13.01.
“Code” means the Internal Revenue Code of 1986, as amended (or any successor statute).
“Co-Financing Intercreditor Agreement” means, in respect of any Approved Co-Financing Transaction, an intercreditor agreement among the Administrative Agent, the applicable Credit Party, the applicable Approved Co-Financier, (if applicable) the relevant Completion Guarantor and any other applicable Persons, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof.
“Collateral” means, individually and collectively as the context shall require, (a) the Credit Party Collateral and (b) all other collateral, whether now existing or hereafter acquired or arising, over which a Lien is granted to the Administrative Agent (on behalf of the Secured Parties) under any of the Collateral Documents, including, without limitation, the Pledged Collateral.
“Collateral Accounts” means, collectively, the Collection Account(s) (other than Third Party Collection Accounts), the Operating Account, each Production Account and any other escrow, deposit or securities account established by a Credit Party from time to time after the Closing Date.
“Collateral Documents” means, collectively, this Agreement, the Copyright Security Agreement, each Copyright Security Agreement Supplement, each Trademark Security Agreement, each Pledgeholder Agreement, each Account Control Agreement, each Instrument of Assignment and Joinder, the Equity Pledge Agreement, each Licensing Intermediary Security Agreement, each of the collateral assignments, Notices of Assignment, security agreements, pledge agreements, UCC financing statements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.15, and each of the other agreements, instruments or documents that creates or purports to create or perfect a Lien on any of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, as any of them may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Collection Account” has the meaning specified in Section 10.03(a).
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 and to purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means, on any date of determination, any organization that is in the business of producing or promoting professional wrestling and/or mixed martial arts live events or television programming in the United States, which organization has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent not less than five (5) Business Days prior to such date; provided, that “Competitors” shall exclude any organization that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time.
“Complete” or “Completed” or “Completion” means, with respect to any Covered Product, (a) if such Covered Product is subject to a Completion Bond, the Completion Guarantor has fully satisfied its obligations thereunder to complete and deliver such Covered Product to the bonded Distributors (or, with the Administrative Agent’s approval, to an Approved Foreign Sales Agent on behalf of the applicable Distributors); and (b) if such Covered Product is not subject to a Completion Bond, the applicable Credit Party has fully satisfied its obligation to deliver sufficient elements thereof to the applicable Domestic Distributor to enable the general release of such Picture or Television Product in the United States.
“Completion Bond” means a completion guaranty in form and substance satisfactory to the Administrative Agent issued by a Completion Guarantor, which names the Administrative Agent (for the benefit of the Secured Parties) as a beneficiary thereof.
“Completion Guarantor” means a financially sound and reputable completion guarantor approved by the Administrative Agent (it being understood that the following are pre-approved: (a) Film Finances, Inc. (“FFI”), subject to the receipt and approval by the Administrative Agent of (i) FFI’s current insurance support package for each twelve (12)-month period commencing in April of each year and (ii) on a project-by-project basis, a Lloyd’s of London “cut through” endorsement providing a right to make claims directly against underwriters having credit quality acceptable to the Administrative Agent; and (b) ProSight Specialty Management Company, Inc.); provided, that the Administrative Agent or the Required Lenders may in good faith from time to time by thirty (30) days’ prior written notice to the Borrower remove any such Person as a Completion Guarantor and/or establish reduced exposure limits with respect thereto on a prospective basis with respect to Covered Products for which a Completion Bond (or a written commitment therefor) has not yet been fully executed; provided, further, that the Administrative Agent shall, in the case of any removal of any such Person, consult with the Borrower regarding such removal to the extent practicable and permitted by applicable Law, it being understood that the failure to do so shall not render any such prospective removal invalid.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Subsidiaries” shall mean, with respect to any Person at any time, all Subsidiaries of such Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP then in effect.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit E-1 or in such other form as may be acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.
“Copyright Security Agreement Supplement” means a Copyright Security Agreement Supplement substantially in the form of Exhibit E-2 or in such other form as may be acceptable to the Administrative Agent.
“Covered Picture” means (a) once transferred to the Credit Parties in accordance herewith, the Existing Pictures; and (b) any other Picture that has been (or is intended to be) produced, acquired or co-financed by a Credit Party which: (i) is scheduled to be Completed no later than the Maturity Date, (ii) is not expected to be a documentary, a concert film or a recording of a live stage play, (iii) is expected to have dialogue predominately in the English language, (iv) receives or is expected to receive an MPAA rating not more restrictive than “R” (or the equivalent thereof), (v) if an Unsold Rights Credit with respect to such Picture is or will be included in the Borrowing Base, is expected to satisfy (upon Completion) any applicable qualification requirements set forth in the applicable Domestic Distribution Agreement, (vi) in the case of a theatrical Picture, is expected to have a running time of not less than ninety (90) minutes and not more than one hundred and fifty (150) minutes (including main and end titles), (vii) in the case of a Picture that is not a theatrical Picture, is expected to have a running time of not less than sixty (60) minutes and not more than one hundred and fifty (150) minutes (including main and end titles), and (viii) either (A) is subject to an Approved Co-Financing Agreement with a Major Studio, or (B) the applicable Credit Party either (1) owns a share of the copyright and distribution rights of such Picture at least in proportion to such Credit Party’s contribution to the Direct Negative Costs of such Picture (either directly or through a special purpose vehicle approved pursuant to Section 5.11(b) below); or (2) obtains a first priority perfected security interest in the copyright and distribution rights from the applicable Approved Co-Financier subject to a Co-Financing Intercreditor Agreement.
“Covered Product” means a Covered Picture or Covered Television Product, as the context so requires.
“Covered Television Product” means any Television Product that has been (or is intended to be) produced, acquired or co-financed by a Credit Party which: (i) is scheduled to be Completed no later than the Maturity Date, (ii) is expected to have dialogue predominately in the English language, (iii) is expected to be comprised of traditional half-hour or one-hour episodes, and (iv) either (A) is subject to an Approved Co-Financing Agreement with a Major Studio, or (B) the applicable Credit Party either (1) owns a share of the copyright and distribution rights of such

Television Product at least in proportion to such Credit Party’s contribution to the Direct Negative Costs of such Television Product (either directly or through a special purpose vehicle approved pursuant to Section 5.11(b) below); or (2) obtains a first priority perfected security interest in the copyright and distribution rights from the applicable Approved Co-Financier subject to a Co-Financing Intercreditor Agreement.
“Credit Extension” means any of the following: (a) any Borrowing and (b) any L/C Credit Extension.
“Credit Party” or “Credit Parties” means, individually and collectively as the context shall require, the Borrower and each Guarantor.
“Credit Party Collateral” means, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, inter-company obligations, contract rights (including, without limitation, all rights of such party under and in and to all Distribution Agreements, Approved Co-Financing Agreements and the Master Services Agreement), partnership and joint venture interests, documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, copyrights, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, securities accounts, letter of credit rights, the Pledged Subsidiary Securities and other securities, all amounts on deposit in any Collateral Accounts or any Third Party Collection Accounts and any proceeds of any thereof, products of any thereof or income from any thereof, further including, but not limited to, all of such Credit Party’s right, title and interest in and to each and every Picture and Television Product, the scenario, screenplay or script upon which a Picture or Television Product is based, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in the possession of such Credit Party, including with respect to each and every Picture and Television Product and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent they are now owned or hereafter created or acquired by such Credit Party to the extent of its interest therein):
(a)    all scenarios, screenplays, teleplays and/or scripts at every stage thereof;
(b)    all of a Credit Party’s common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Picture or Television Product and/or which are or will be incorporated into such Picture or Television Product, all component parts of such Picture or Television Product consisting of said literary properties, all motion picture, television program or other rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Picture or Television Product, and all other literary material upon which such Picture or Television Product is based or from which it is adapted;
(c)    all of a Credit Party’s rights for all media in and to all music and musical compositions used and to be used in such Picture or Television Product, if any, including, each without limitation,

all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;
(d)    all of a Credit Party’s interest in the tangible personal property relating to such Picture or Television Product, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Picture or Television Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk, other optical or electronic media or otherwise and all music sheets and promotional materials relating to such Picture or Television Product (collectively, the “Physical Materials”);
(e)    all of a Credit Party’s collateral, allied, subsidiary and merchandising rights appurtenant or related to such Picture or Television Product including, without limitation, the following rights: all of a Credit Party’s rights to produce remakes, spin offs, sequels or prequels to such Picture or Television Product based upon such Picture or Television Product, said literary properties or the theme of such Picture or Television Product and/or the text or any part of said literary properties; all of a Credit Party’s rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by any process analogous thereto, now known or hereafter devised, such Picture or Television Product or any remake, spin off, sequel or prequel to the Picture or Television Product; all of a Credit Party’s rights to produce primarily for television or similar use, a motion picture or series of motion pictures, or other Picture or Television Product by use of film or any other recording device or medium now known or hereafter devised, based upon such Picture or Television Product, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Picture or Television Product; all of a Credit Party’s merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Picture or Television Product, the title or titles of such Picture or Television Product, the characters of such Picture or Television Product and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Picture or Television Product, any remake, spin-off, sequel or prequel thereof and/or said literary properties;
(f)    all of a Credit Party’s statutory copyrights, domestic and foreign, obtained or to be obtained on such Picture or Television Product, together with any and all copyrights obtained or to be obtained in connection with such Picture or Television Product or any underlying or component elements of such Picture or Television Product, including, in each case without limitation, all copyrights on the property described in subparagraphs (a) through (e) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable)

and the right to sue in the name of any of the Credit Parties for past, present and future infringements of copyright;
(g)    all of a Credit Party’s rights to any insurance policies and completion bonds connected with such Picture or Television Product and all proceeds which may be derived therefrom;
(h)    all of a Credit Party’s rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Picture or Television Product in all media (whether now known or hereafter developed), the Physical Materials, the motion Picture or Television Product, television program or other rights in and to the story and/or other literary material upon which such Picture or Television Product is based or from which it is adapted, and the music and musical compositions used or to be used in such Picture or Television Product;
(i)    any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained by a Credit Party or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Picture or Television Product or any part of such Picture or Television Product in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Picture or Television Product and/or any of the elements of such Picture or Television Product including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collateral Account or any Third Party Collection Account;
(j)    a Credit Party’s interest in the dramatic, nondramatic, stage, motion picture, television, radio and publishing rights, title and interest in and to such Picture or Television Product, and the right to obtain copyrights and renewals of copyrights therein, if applicable;
(k)    a Credit Party’s rights to the name or title of such Picture or Television Product and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;
(l)    any and all of a Credit Party’s contract rights and/or chattel paper which may arise in connection with such Picture or Television Product;
(m)    all of a Credit Party’s accounts and/or other rights to payment which such Credit Party presently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, any and all refunds in connection with any VAT or value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such Picture or Television Product, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Picture or Television Product;
(n)    any and all of a Credit Party’s “general intangibles” (as that term is defined in Section 9 102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Picture or Television Product, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Picture or Television Product including general intangibles related to or which grow out of the exhibition of such Picture or Television Product and the exploitation of any and all other rights in such Picture or Television Product set out in this definition;
(o)    any and all “goods” (as defined in Section 9 102(44) of the UCC) including, without limitation, “inventory” (as defined in Section 9 102(48) of the UCC) which may arise in connection with the creation, production or delivery of such Picture or Television Product, which goods are owned by such Credit Party pursuant to any production or Distribution Agreement or otherwise;
(p)    all and each of a Credit Party’s rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Picture or Television Product, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Picture or Television Product in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Picture or Television Product;
(q)    any and all of a Credit Party’s interest in documents issued by any pledgeholder or bailee with respect to such Picture or Television Product or any Physical Materials (whether or not in completed form) with respect thereto;
(r)    any and all of a Credit Party’s interest in Production Accounts or other bank accounts established by such Credit Party with respect to such Picture or Television Product;
(s)    any and all rights of such Credit Party under any Distribution Agreements relating to such Picture or Television Product, including, without limitation, all rights to payment thereunder;
(t)    any and all rights of such Credit Party under contracts relating to the production or acquisition of such Picture or Television Product or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Agreement;
(u)    any and all of a Credit Party’s patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated Pictures or Television Product; and
(v)    any of a Credit Party’s interest in any rebates, credits, grants or other similar benefits relating to such Picture or Television Product, including, without limitation, Qualifying Tax Receivables.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, until the end of the Interest Period applicable to such Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Eurodollar Rate Loan plus 3% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Eurodollar Rate Loans plus 3% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Direct Negative Costs” means (a) for any Picture or Television Product that is financed in whole or in part by a Credit Party, the aggregate of all costs, charges and expenses incurred or paid, or to be incurred and paid, by any Person in connection with the acquisition (including, without limitation, payments with respect to guarantees, advances and other payments made to rights holders) and/or development, preparation, production, completion and delivery of such Picture or Television Product, including, but not limited to, payments for acquisition of underlying rights, pre-production expenses, fees and expenses (including development fees) for producers, directors, writers, actors, visual and special effects personnel, camera personnel, set designers, makeup and hair artists, film editors and other creative, artistic, technical and production personnel, charges for studio space, stages, and facilities, security, reproduction and processing equipment, film supplies, laboratory and sound services, visual and special effects and (if applicable) the bond fee and the contingency reflected in any completion bond for such Picture or Television Product, and all physical material required to deliver such Picture or Television Product; and (b) for any Picture or Television Product that is acquired rather than financed in whole or in part by a Credit Party, the acquisition price actually paid by such Credit Party for such Picture or Television Product pursuant to the applicable Approved Co-Financing Agreement therefor. For the avoidance of doubt, Direct Negative Costs shall not include any overhead, internal costs, internal fees, or producer or similar fees to the Master Servicer or its respective Affiliates that are not Credit Parties; it being agreed that (i) such amounts may be paid to a Credit Party and included in Direct Negative Costs; (ii) an Affiliate of a Credit Party may be compensated for actual services and facilities furnished in connection with production, so long as (x) such services and facilities are of the type typically provided by a third party, and (y) such compensation and the applicable arrangements otherwise comply with Section 7.10 below; and (iii) an Affiliate of a Credit Party may be reimbursed for its third party development costs of a Covered Picture included in Direct Negative Costs (as contemplated by the Master Services Agreement).
“Discount Rate” means 8% per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that the term Disposition shall not include the sale or other transfer of Investments pursuant to Section 12.02.

“Distribution Agreement” means any distribution agreement, license agreement or exhibition contract (which may be fully-executed, binding term sheets or deal memos) between a Credit Party or a Licensing Intermediary as licensor (or an Approved Foreign Sales Agent, acting on behalf of such Credit Party or Licensing Intermediary), on the one hand, and a Distributor as licensee, on the other hand, with respect to the distribution, license, exhibition or other exploitation of one or more Covered Products in any medium or territory.
“Distributor” means any Person that any Credit Party or a Licensing Intermediary (or an Approved Foreign Sales Agent, acting on behalf of such Credit Party or Licensing Intermediary) engages to distribute, license or otherwise exploit or exhibit any Covered Product in any medium or territory pursuant to a Distribution Agreement.
“Domestic Distribution Agreement” means any Distribution Agreement entered into by a Credit Party with a Major Studio or Approved Domestic Distributor with respect to the distribution of one or more Covered Products(s) in the Domestic Territory. For the avoidance of doubt, a Domestic Distribution Agreement may be imbedded within an Approved Co-Financing Agreement, and vice versa.
“Domestic Distributor” means, with respect to any Covered Product, any Major Studio or Approved Domestic Distributor that has been licensed exploitation rights for such Covered Product in the Domestic Territory pursuant to a Domestic Distribution Agreement.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Territory” means the United States and its territories and possessions and (if licensed to the applicable Domestic Distributor under its Domestic Distribution Agreement) Canada and its territories and possessions (as such territories are more fully defined in the applicable Domestic Distribution Agreement).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.06(b)(iii)).
“Eligible L/C” means an Acceptable L/C which (a) names the Administrative Agent (for the benefit of the Secured Parties) as the sole beneficiary, (b) has been delivered to the Administrative Agent and (c) can be drawn by the Administrative Agent and applied to pay Obligations due and unpaid hereunder upon terms satisfactory to the Administrative Agent. An Eligible L/C may be terminated or returned to the Borrower upon the Borrower’s request, but solely to the extent (x) no Default or Event of Default has occurred and is continuing and (y) after giving effect to such termination or return and the resulting exclusion of such Eligible L/C from the Borrowing Base, no Overadvance shall exist.
“Eligible Receivables” means, at any date at which the amount thereof is to be determined, an amount equal to the sum of the following (discounted to present value, on a quarterly basis, in the case of amounts that are not due and payable within 12 months following the date of determination, by a rate of interest equal to the Discount Rate): (x) all amounts that, pursuant to a binding agreement, are contractually obligated to be paid to any Credit Party (directly or indirectly through a Licensing Intermediary) either unconditionally (as determined pursuant to clause (b) in the list of excluded amounts below) or subject only to the passage of time or customary delivery requirements, and that are reasonably expected by the Borrower to be payable and collected from Acceptable Obligors (or are supported by an Acceptable L/C or other form of credit support acceptable to the Administrative Agent in its reasonable discretion); minus (y) the sum, without double-counting, of the following items permitted to be deducted by the applicable Acceptable Obligor or payable by any such Credit Party under or in respect of such amount (based on the Borrower’s then best estimates): royalties, Residuals, sales and other commissions, Participations and other Third Party Payments, including amounts payable to co-financiers, collection/distribution expenses, sales agent and Distributor fees and expenses, Taxes (including foreign withholding, remittance and similar Taxes) chargeable in respect of such accounts receivable, and any other projected expenses of the relevant Credit Party arising in connection with such amounts required to be paid to third parties as a direct result of the receipt by such Credit Party of such receivable to the extent not deducted (or paid directly) by the relevant Acceptable Obligor. Notwithstanding the foregoing, Eligible Receivables shall not include amounts:
(a)    in the aggregate due from a single Acceptable Obligor that are in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant entities in such Affiliated Group in excess of the Allowable Amount with respect to such Affiliated Group, in each case unless such excess is supported by an Acceptable L/C or other form of credit support acceptable to the Administrative Agent in its sole discretion;
(b)    that in the reasonable discretion of the Administrative Agent are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the relevant Credit Party or any other party or obligations contingent upon future events not within the relevant Credit Party’s direct control and that are not otherwise bonded by a Completion Bond as reasonably determined by (and to the reasonable satisfaction of) the Administrative Agent), other than delivery;
(c)    that are domestic theatrical receivables (e.g., from exhibitors), it being understood that this clause (c) shall not preclude non-refundable “advances” or “minimum guarantees” payable by a Domestic Distributor from constituting “Eligible Receivables”;
(d)    to be paid in a currency other than Dollars unless hedged in a manner reasonably satisfactory to the Administrative Agent; provided, that the Canadian dollar equivalent of $1,000,000 (at the then effective spot rate published by the Administrative Agent) in the aggregate may be included in the Borrowing Base at any given time without being so hedged (including amounts under clause (i) of “Qualifying Tax Receivable”);
(e)    that are more than ninety (90) days past due;
(f)    to the extent included in the relevant Credit Party’s estimated bad debts;

(g)    that are due from any obligor that has 15% or more of the total receivable amount from such obligor ninety (90) or more days past due (exclusive of amounts that are being disputed or contested in good faith);
(h)    for which there is a bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, that only the amount in question shall be excluded from such receivable;
(i)    that arise from a Distribution Agreement that contractually permits the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement against any amount payable with respect to such receivable (unless such offset or recoupment right has been unconditionally waived by the relevant Distributor pursuant to an Interparty Agreement or a Notice of Assignment); provided, that only the maximum amount that such obligor may offset or recoup shall be excluded from Eligible Receivables;
(j)    in which the Administrative Agent (for the benefit of the Secured Parties) does not have a first priority perfected security interest under the UCC and other applicable Law;
(k)    that are payable under a Distribution Agreement for a Picture or Television Product in respect of which a fully-executed Notice of Assignment (or an Interparty Agreement) has not been delivered to the Administrative Agent;
(l)    that will be subject to repayment to the extent not earned by performance;
(m)    that are determined by the Administrative Agent in its reasonable discretion, acting in good faith, to be unlikely to be collectible on a timely basis (i.e., within ninety (90) days after such payment is due), upon notice from the Administrative Agent to the Borrower (which, in each case, may be delivered telephonically) and effective ten (10) Business Days subsequent to the Borrower’s receipt of such notice (it being understood that any such receivables may be Eligible Receivables if secured by an Acceptable L/C or other credit support acceptable to the Administrative Agent in its reasonable discretion);
(n)    that relate to a Covered Product with respect to which any applicable conditions specified in Section 4.02 have not been satisfied or no longer remain satisfied;
(o)    that are already included in the Borrowing Base as Net Remaining Ultimates or otherwise; or
(p)    that will not become due and payable prior to the date that is six (6) months after the scheduled Maturity Date.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Pledge Agreement” means that certain Equity Pledge Agreement, dated as of the date hereof, between Holdings and the Credit Parties, on the one hand, and the Administrative Agent (for the benefit of the Secured Parties), on the other hand, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor statute), and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal, within the meaning of Title IV of ERISA, by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the best knowledge of the Borrower, any Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; ; (h) the failure with respect to any Pension Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (i) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or contributions due but not delinquent under the Pension Funding Rules, upon the Borrower or any ERISA Affiliate.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) (or a comparable or successor rate approved by the Administrative Agent), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided, that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.06 and any other “keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes (including backup withholding taxes) imposed on or with respect to amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Pictures” means those Pictures set forth on Schedule 1.2 hereto.
“Existing Pictures Credit” means a Borrowing Base credit amount with respect to the Existing Pictures to be determined by the Administrative Agent in connection with the transfer of the Existing Pictures to the Credit Parties in accordance herewith. For the avoidance of doubt, the Existing Pictures Credit shall be the only Borrowing Base credit attributable to the Existing Pcitures.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Code, and any related intergovernmental agreements.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“First Cycle Period” means, for any Covered Picture, the seven (7)-year period (or with respect to Ultimates provided by a Major Studio, the ten (10)-year period) commencing on the date of the initial U.S. theatrical release of such Covered Picture; it being understood that, for purposes of the foregoing, a U.S. theatrical release shall not include charitable or film festival screenings or other similar non-commercial screenings.
“First Cycle Ultimates Advance Rate” means (a) 85% in the case of Net Remaining Ultimates provided directly by a Major Studio or by an Ultimates Verification Auditor based upon underlying ultimates provided to the Borrower by a Major Studio that are then provided to the Ultimates Verification Auditor by the Borrower; (b) 80% in the case of Net Remaining Ultimates provided directly by an Approved Domestic Distributor; or (c) 60% in the case of Net Remaining Ultimates provided directly by the Ultimates Verification Auditor that are based upon underlying participation statements for the applicable Picture provided to the Borrower by the applicable Major Studio (in each case, the applicable rate pursuant to the foregoing, the “Base First Cycle Ultimates Advance Rate”); provided, that if the Ultimates Verification Ratio is at any time (i) less than 100% but greater than or equal to 75%, the First Cycle Ultimates Advance Rate shall be reduced to a percentage equal to the applicable Base First Cycle Ultimates Advance Rate times such Ultimates Verification Ratio and (ii) less than 75%, the applicable Base First Cycle Ultimates Advance Rate shall be reduced to 0% until such time as the Ultimates Verification Ratio equals or exceeds 75%.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each direct and indirect Subsidiary of the Borrower and (b) with respect to the payment and performance by each Specified Credit Party of its obligations under its guarantee under Article XI with respect to all Secured Hedge Agreements, the Borrower.
“Guaranty” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business; or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, in its capacity as a party to an interest rate Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender at the time it enters into such Swap Contract.
“Holdings” means WWE Studios Finance Holding Corp., a Delaware corporation, and the direct parent of the Borrower.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 13.04(b).
“Information” has the meaning specified in Section 13.07.
“Initial Net Remaining Ultimates” means, with respect to any Seasoned Picture, the Net Remaining Ultimates for such Picture originally estimated as of the initial Ultimates Reporting Date for such Picture as reflected in the initial Ultimates Report delivered to the Administrative Agent that includes such Picture.
“Instrument of Assumption and Joinder” means an Instrument of Assumption and Joinder substantially in the form of Exhibit I.

“Interest, Fee and Expense Reserve Required Amount” means an amount equal to $500,000; provided, that, upon the mutual agreement of the Borrower and the Administrative Agent, such amount may be increased or reduced from time to time.
“Interest Payment Date” means: (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, converted to, or continued as a Eurodollar Rate Loan and ending on the date that is one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided, that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interparty Agreement” means, with respect to a Covered Product, an interparty agreement among the Administrative Agent, the applicable Credit Party, (if applicable) the Completion Guarantor in respect of such Covered Product, (if applicable) an Approved Co-Financier in respect of the Covered Product and (if applicable) a Distributor of such Covered Product, which agreement (a) is necessary in the reasonable judgment of the Administrative Agent to (x) allocate the risk of Completion of such Covered Product and/or (y) address respective funding obligations if any portion of the Direct Negative Costs in respect of such Covered Product not being contributed by a Credit Party is to be funded during the course of production of such Covered Product; and (b) shall be in form and substance reasonably satisfactory to the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitutes a business unit or all or a substantial part of the assets of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Exposure” means, with respect to a Covered Product, the aggregate amount contributed or committed by the Credit Parties in connection with such Covered Product net of the Credit Parties’ share (as of the applicable date of determination, and without double counting) of any and all Qualifying Tax Receivables and other soft-money benefits, in each case actually received by any Credit Party or anticipated in good faith to be received by a Credit Party in the future.
“IRS” means the United States Internal Revenue Service (or any successor agency).
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed pursuant to Section 2.03(c)(iii) on the date when made or refinanced as a Base Rate Loan Borrowing pursuant to Section 2.03(c)(i).
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” shall mean any payment made by the L/C Issuer pursuant to a drawing on a Letter of Credit.
“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Laboratory” means any laboratory reasonably acceptable to the Administrative Agent (with Deluxe, Fotokem and Technicolor and their respective Affiliates being hereby pre-approved) which is located in the United States, United Kingdom or Canada (or any other jurisdiction acceptable to the Administrative Agent in its reasonable discretion) and which is a party to a Pledgeholder Agreement or a Laboratory Access Letter.
“Laboratory Access Letter” means a letter agreement among (a) a Laboratory holding any elements of any Covered Product to which any Credit Party has the right of access, (b) the applicable Credit Party and (c) the Administrative Agent, substantially in the form of Exhibit J or in a form otherwise reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the last day of the Revolving Loan Period (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.
“Licensing Intermediary” means any of GEM Entertainment Kft, Film & TV House Limited, Freeway Entertainment Kft, any of their respective affiliates, or any other licensing intermediary reasonably acceptable to the Administrative Agent, through which any distribution or exploitation rights are transferred as a conduit between a Credit Party (or another Licensing Intermediary) and the ultimate licensee, on terms and subject to conditions that are reasonably acceptable to the

Administrative Agent; provided, that the Administrative Agent or the Required Lenders may in good faith from time to time by thirty (30) days’ prior written notice to the Borrower revoke its approval of any Person as a Licensing Intermediary on a prospective basis with respect to Covered Products for which a legally binding agreement (whether pursuant to (x) a stand-alone license agreement or (y) a schedule to or an amendment of a master license agreement) with such Licensing Intermediary has not yet been fully executed; provided, further, that the Administrative Agent shall, in the case of any revocation of the approval of any such Person, consult with the Borrower regarding such revocation to the extent practicable and permitted by applicable Law, it being understood that the failure to do so shall not render any such prospective revocation invalid.
“Licensing Intermediary Bank Account” means any bank account established by a Licensing Intermediary with Bank of America, or if Bank of America does not have a branch office in the area where such account needs to be opened, any Lender or any other bank reasonably acceptable to the Administrative Agent, which shall be identified in a Licensing Intermediary Security Agreement as the account to which a Licensing Intermediary agrees to direct all Acceptable Obligors with which the Licensing Intermediary has entered into an Distribution Agreement to pay all sums due in respect of a Covered Product under the terms of the applicable Licensing Intermediary Security Agreement.
“Licensing Intermediary Security Agreement” means each security agreement, charge, and other security-related document entered into among a Licensing Intermediary, the Administrative Agent and the other parties identified therein, if any, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Lions Gate” means Lions Gate Entertainment Corporation.
“Liquidity Ratio” means, as of any applicable date of determination, the ratio of (a) projected cash sources of the Credit Parties (including, without limitation, cash on hand, Cash Equivalents, Eligible Receivables, anticipated revenue from operations (including accounts receivable), Borrowings hereunder (taking into account projected Borrowing Base availability and cash receipts from future operations) and any other source of liquidity anticipated by the Borrower to be available to the Credit Parties to (b) projected and contractually committed cash uses of the Credit Parties (including (i) debt service, (ii) contractually committed and unconditional expenditures, overhead, audit costs and all other projected cash expenditures and (iii) any Restricted Payment), all as projected by the Borrower in good faith for each of the four (4) three (3)-month periods following such date of determination.
“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the other Collateral Documents, (c) the Notes, (d) any fee letter relating to the Senior Credit Facility that is entered into by a Credit Party or any Affiliate thereof, (e) each Issuer Document, (f) each Co-Financing Intercreditor Agreement and Interparty Agreement and (g) each Secured Hedge Agreement.
“Loan Notice” means notice of a (a) Borrowing, (b) conversion of Loans from one Type to the other or (c) continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Major Film Market” means the Berlin Film Festival, the Cannes Film Festival, the Sundance Film Festival, the American Film Market and the Toronto International Film Festival.
“Major Studio” means each of the following studios, their respective primary motion picture and television production and/or distribution subsidiary(ies) and, if approved by the Administrative Agent, their respective specialty motion picture distribution subsidiary(ies): (a) Twentieth Century Fox Film Corporation; (b) Sony Pictures Entertainment; (c) The Walt Disney Company; (d) Warner Bros. Entertainment, Inc.; (e) Universal Studios (including Universal Pictures); (f) Paramount Pictures Corporation; and (g) Lions Gate.
“Margin Stock” has the meaning specified in Regulation U issued by the FRB.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Master Servicer” means WWE Studios, Inc. in its role as the Master Servicer under the Master Services Agreement.
“Master Services Agreement” means the Master Services Agreement entered into by and between the Borrower, on the one hand, and the Master Servicer, on the other hand, substantially in the form of Exhibit K or in a form otherwise reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Material Adverse Effect” means a (a) material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower (in each case excluding general economic conditions that are generally applicable to the industries in which the Borrower operates and that have not disproportionately, adversely and materially affected the Borrower); (b) material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or under the Master Services Agreement; or (c) material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or of the Master Services Agreement.
"Maturity Date” means May 13, 2020.
“Maximum Rate” has the meaning set forth in Section 13.09.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“MS Overhead Fee” has the meaning specified in the Master Services Agreement.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any liability or, during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Remaining Ultimates” means, without duplication of any item of cost or income, as of any date of determination, with respect to any Seasoned Picture, the future estimates of the applicable Credit Party’s share of revenue and expenses, as of the date such amounts were last updated based on the most recent Ultimates Report prepared in accordance with the definition thereof and delivered to the Administrative Agent, that are expected to be recognized by such Credit Party during the First Cycle Period from the exploitation of such Seasoned Picture in all media in any Ultimates Territory that has been licensed to an Domestic Distributor under a Distribution Agreement or an Approved Co-Financing Agreement for such Seasoned Picture, such amount to be calculated on a net basis after deduction for (x) all distribution fees, distribution costs and other remaining amounts deductible or that may be offset by the applicable Distributor or Approved Co-Financier in accordance with the applicable Distribution Agreement or Approved Co-Financing Agreement from its obligation to make payments to the Credit Parties and (y) (to the extent not deducted, or paid directly, by the relevant Distributor or Approved Co-Financier) any other remaining cost or expense, including Residuals and Participations and sales agent fees and expenses incurred or to be incurred by a Credit Party in connection with the distribution or other exploitation of such Seasoned Picture and other Third Party Payments. The calculation of the Net Remaining Ultimates as of any date of determination shall be determined solely pursuant to the most recent Ultimates Report prepared in accordance with the definition thereof and delivered to the Administrative Agent. Any receipts anticipated to be received and expenses expected to be incurred beyond one (1) year from the applicable date of determination will be discounted to present value at the Discount Rate using an Approved Timing Grid. To the extent that the Administrative Agent does not hold a perfected first priority security interest (prior to all Liens other than Specified Permitted Encumbrances) in the relevant Credit Party’s right to receive any anticipated receipts, such anticipated receipts shall be deemed to give rise to zero Net Remaining Ultimates for purposes of the Borrowing Base and any components thereof.
“Net Ultimates Actually Received” means, as of any date of determination, with respect to any Seasoned Picture, the aggregate amounts actually received by the Borrower or any other Credit Party during the First Cycle Period from all media in any Ultimates Territory that has been licensed to an Domestic Distributor under a Distribution Agreement or an Approved Co-Financing Agreement for such Seasoned Picture at any time through the most recent Ultimates Reporting Date for such Seasoned Picture and as reflected in the most recent Ultimates Report that includes such Seasoned Picture delivered to the Administrative Agent pursuant to this Agreement.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.01 and (b) has been approved by the Required Lenders.
“Non-Covered Product” means Pictures or Television Product (other than Covered Product) that are, or are intended to be, produced, financed or acquired by a Credit Party and with respect to which applicable rights are owned by a Credit Party (e.g., so-called “digital productions”).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Notice of Assignment” means a Notice of Assignment and Irrevocable Instructions in such form (including instructions incorporated into a Distribution Agreement, direction to pay or Interparty Agreement) as shall be reasonably acceptable to the Administrative Agent.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Hedge Agreement, cash management or other banking services provided to any Credit Party by a Lender or its Affiliates, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the Obligations of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Account” has the meaning specified in Section 12.01.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization; and (d) (with respect to all entities) any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means: (a) with respect to Loans outstanding on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overadvance” means, at any time, that the Total Outstandings exceed the lesser of (a) the Borrowing Base, or (b) (i) the Aggregate Commitments minus (ii) the Production Reserves and the Interest, Fee and Expense Reserved Amount.
“Parent” means World Wrestling Entertainment, Inc., a Delaware corporation.
“Participant” has the meaning specified in Section 13.06(d).
“Participant Register” has the meaning specified in Section 13.06(e).
“Participations” means any amount payable to any third Person who furnishes rights and/or renders services in connection with any Covered Product, whether characterized as a deferment, gross participation, net participation, profit participation, contingent compensation, box office bonus, award, royalty or credit bonus or otherwise, which amount is based, dependent, computed, or payable, in whole or in part, on the receipts, earnings, or proceeds derived from such Covered Product or any percentage of the foregoing or is payable at such time as any such receipts, earnings or proceeds equal a specified amount, or any similar type of payment or the economic equivalent thereof. For the avoidance of doubt, Participations do not include (i) payments to co-financiers in connection with the co-financing of a Covered Product or (ii) Residuals.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Dividends” means distributions, cash dividends and other payments to Holdings on account of the Equity Interests of the Borrower held by Holdings; provided, that the making of any such payments shall be subject to the following restrictions:
(a)no such distribution, cash dividend or other payment shall be made prior to the first anniversary of the Closing Date (the “Dividend Commencement Date”), except for cash reimbursements paid to Holdings, for the account of the Master Servicer, not exceeding the aggregate amount of fees, costs and expenses paid on the Closing Date by Holdings on behalf of the Borrower pursuant to subsections (c) and (d) of Section 4.01;
(b)no Default or Event of Default shall have occurred and be continuing (or would result from such distribution, cash dividend or other payment);
(c)the amount of such distributions, cash dividends and other payments shall not exceed (i) $2,500,000 in the aggregate for each twelve (12)-month period commencing upon the Dividend Commencement Date and each anniversary thereof; and (ii) $10,000,000 in the aggregate for the period commencing upon the Closing Date and ending upon the Maturity Date; and
(d)based upon a pro forma Borrowing Base Certificate delivered to the Administrative Agent no more than five (5) Business Days prior to the date on which such distribution, cash dividend or other payment is proposed to be made, the difference between (x) the aggregate Borrowing Base for all Covered Products as reflected in such Borrowing Base Certificate minus (y) the then

Outstanding Amount, after giving effect to any Loans drawn on the date of such distribution, cash dividend or other payment, shall be no less than $15,000,000.
“Permitted Encumbrances” means Liens permitted under Section 7.01.
“Permitted Expenditures” means those expenditures permitted under any provision of Section 6.09.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Physical Materials” has the meaning specified in clause (d) of the definition of “Credit Party Collateral”.
“Picture” means any theatrical motion picture, direct-to-video motion picture, direct-to-television motion picture (including a so-called “movie of the week”), or direct-to-Internet motion picture, whether recorded on film, videotape, cassette, cartridge, disc, digital recording device or on or by any other means, method, process or device whether now known or hereafter developed. The term “Picture” shall include, without limitation, the applicable motion picture and the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Picture” shall not include any episodic television or digital product.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Borrower Collateral” means the Pledged Borrower Securities and any proceeds (as defined in Section 9 102(64) of the UCC) including cash proceeds (as defined in Section 9 102(9) of the UCC) of the Pledged Borrower Securities.
“Pledged Borrower Securities” means all of the issued and outstanding Equity Interests of or in the Borrower.
“Pledged Collateral” means, collectively, (a) the Pledged Borrower Collateral and (b) the Pledged Subsidiary Collateral.
“Pledged Securities” means, collectively, (a) the Pledged Borrower Securities and (b) the Pledged Subsidiary Securities.
“Pledged Subsidiary Collateral” means the Pledged Subsidiary Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Subsidiary Securities.

“Pledged Subsidiary Securities” means, (in each case) to the extent owned by a Credit Party, all of the issued and outstanding Equity Interests of or in any subsidiary of a Credit Party, whether now existing or hereafter formed or acquired.
“Pledgeholder Agreement” means a laboratory pledgeholder agreement among (a) a Laboratory, (b) the applicable Credit Party (or Credit Parties), (c) the Administrative Agent and (d) a Completion Guarantor (if applicable), substantially in the form of Exhibit L-1 for Uncompleted Pictures and Uncompleted Television Product, and Exhibit L-2 for Completed Pictures and Completed Television Product, or in such other form and/or with such additional parties (including any applicable Approved Co-Financier) as shall be reasonably acceptable to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Pledgors” means each Credit Party that from time to time owns any of the Pledged Subsidiary Securities.
“Portfolio ROIC Ratio” means the ratio (expressed as a percentage), calculated on a rolling five (5) Covered Picture basis from and after the date on which the first Ultimates Report which includes five (5) Covered Pictures is delivered to the Administrative Agent pursuant to Section 6.02(b), of (a) the sum of (i) the aggregate Net Ultimates Actually Received with respect to the five (5) Covered Pictures included on the most recent Ultimates Report that most recently became Seasoned Pictures plus (ii) the aggregate Net Remaining Ultimates for such same Pictures that are respectively reflected on such most recent Ultimates Report plus (iii) the aggregate of all Eligible Receivables from Acceptable Obligors that have entered into Distribution Agreements for such Pictures to (b) the aggregate of the Credit Parties’ Investment Exposure in such same Pictures.
“Presale Estimate” means, with respect to any Covered Picture, a written estimate prepared by an Approved Foreign Sales Agent, which has been determined by the Approved Foreign Sales Agent in its reasonable discretion as reflecting the Approved Foreign Sales Agent’s good faith estimate of the “take” sales price for the applicable Picture in each territory, taking into account, among other things, the cast, the budget, director and the genre and, in any event, using methodology consistent with then-current market practice.
“Primary Territories” means Australia, Canada, France, Germany, Italy, Japan, Latin America (only to the extent sold as a single territory), Scandinavia, Spain, and the United Kingdom.
“Product Declaration” means, with respect to any Covered Picture or Covered Television Product, a declaration substantially in the form of Exhibit M hereto.
“Production Account” means individually and collectively, as the context so requires, each demand deposit account(s) established by a Credit Party at a commercial bank reasonably acceptable to the Administrative Agent located in the United States, Canada or the United Kingdom or any other jurisdiction reasonably acceptable to the Administrative Agent, for the purpose of paying the costs of a particular Covered Product and receiving certain amounts (such as Loan proceeds, insurance proceeds, co-financing contributions and Tax Benefits) relating to such Covered Product.

“Production Reserve” means, as of any date of determination, with respect to any Uncompleted Covered Product for which value is included in the Borrowing Base: (a) if such Covered Product is subject to a Completion Bond, the remaining portion of the Direct Negative Costs thereof required to be funded in order to reach the “strike price” under such Completion Bond (net of any portion thereof to be funded by an Approved Co-Financier pursuant to an Approved Co-Financing Agreement); or (b) if such Covered Product is not subject to a Completion Bond, the remaining portion of the Direct Negative Costs thereof required to be funded by the Credit Parties based on the in-going Direct Negative Cost budget (including contingency) therefor provided to the Administrative Agent. The Production Reserve for a particular Covered Product shall automatically be reduced to zero once the Covered Product is Completed.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Tax Receivable” means any monetary amount that a Credit Party is entitled, or can reasonably be expected to be entitled, to receive in cash on or before the first anniversary of the Maturity Date, which amount is payable pursuant to any tax incentive laws or other programs, including rebate and grant programs, of (i) the United States or any state or territory thereof or municipality therein, and the District of Columbia; (ii) Canada or any province thereof; (iii) the United Kingdom, or any of their respective constituent regions, territories, possessions or municipalities; (iv) Australia; or (v) any other nation, state, province or other government unit acceptable to the Administrative Agent in its discretion, in each case relating to the production or exploitation of a Covered Product in such jurisdiction.
“Quiet Enjoyment” has the meaning specified in Section 10.14.
“Recipient” means the Administrative Agent, the L/C Issuer, any Lender or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder.
“Register” has the meaning specified in Section 13.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice; and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to, and funded by, another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.
“Residuals” means, with respect to any Covered Product, all amounts required to be paid to third Persons pursuant to collective bargaining, union or guild agreements (in all applicable jurisdictions) by reason of, in connection with, as a condition to or arising from the use or exploitation of such Covered Product, or any part thereof, or any use or reuse thereof, in any media, including residuals, supplemental market payments, pension, health and welfare payments, and employer share of taxes.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of a Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Credit Party’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.
“Revolving Loan Period” means the period from the Closing Date to the Maturity Date.
“Sanction(s)” means any sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Seasoned Picture” means, at any date of determination, a Covered Picture that has been theatrically released in the United States for at least six (6) weeks prior to such date of determination and has been included in an Ultimates Report.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuer, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Settlement Date” means (i) the twentieth day of each month, or if such day is not a Business Day, the immediately succeeding Business Day and (ii) the Maturity Date.
“Settlement Statement” means a written instruction (which may be included within an email) provided by the Borrower to the Administrative Agent that sets forth the allocation of the funds on deposit in the Collection Account(s) (other than funds on deposit in Third Party Collection Accounts) on each Settlement Date in accordance with the payment waterfall set forth in Section 2.04(c).
“Soft Dollar Transaction” means any tax benefit or subsidy transaction, or other transaction commonly referred to as a “soft dollar transaction” entered into by a Credit Party in connection with the pre-production, production, post-production and/or exploitation of a Covered Picture or Covered Television Product.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Credit Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.06).
“Specified Permitted Encumbrances” means (a) those Liens permitted under Sections 7.01(b), (f), (i), (o), (p), (t), (u) and (v); and (b) to the extent the Administrative Agent has agreed in writing to subordinate its Liens in any of the Collateral to any such other Lien pursuant to the terms of an Interparty Agreement or intercreditor agreement (or until such time as the Administrative Agent requests an Interparty Agreement or intercreditor agreement with respect thereto), those Liens permitted under Sections 7.01(h), (j), (k), (l), (n) and (s).

“Statutory Materials” has the meaning specified in clause (g)(i) of the definition of “Acceptable Tax Credit.”
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or other Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement; and (b) any and all transactions of any kind, including the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, as any of the foregoing may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Tax Credit Consultant” means EP Financial, Global Incentives and their respective Affiliates or another independent third party consultant acceptable to the Administrative Agent.
“Tax Credit Consultant Certificate” has the meaning specified in clause (g) of the definition of “Acceptable Tax Credit”.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Television Product” means each season of an episodic scripted series or mini-series produced for initial commercial exploitation by means of traditional linear broadcast television (whether delivered “over the air”, by cable, satellite or internet transmission) or a subscription video-on-demand platform, whether recorded on film, videotape, cassette, cartridge, disc, digital recording device or on or by any other means, method, process or device whether now known or hereafter developed. The term “Television Product” shall include, without limitation, the applicable episodes or segments (in the case of a mini-series) and the scenario or script upon which such episodes or segments are based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Television Product” shall collectively refer to all episodes or segments of a single broadcast season of any television series or mini-series hereunder (and shall not refer to individual episodes or segments or to an entire series).
“Termination Date” means the date on which (a) all of the Obligations (other than (i) obligations and liabilities under Secured Hedge Agreements not yet due and payable that can be reasonably quantified at such time and that are subject to arrangements satisfactory to the Borrower and the applicable Hedge Bank, (ii) L/C Obligations that have been Cash Collateralized (or with respect to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and (iii) contingent indemnification obligations) shall have been paid in full in cash; and (b) the Commitments shall have been terminated.
“Third Party Collection Account” has the meaning specified in Section 10.03(d).
“Third Party Collection Agent” has the meaning specified in Section 10.03(d).
“Third Party Collection Agreement” has the meaning specified in Section 10.03(d).
“Third Party Payments” means, with respect to any Covered Product, amounts derived from the exploitation of such Covered Product that the applicable Credit Party is obligated to pay to any third Person that is not an Affiliate of such Credit Party, including, without limitation, Participations, Residuals, payments to any licensor required under the applicable rights acquisition agreement, payments to any co-financier of such Covered Product and payments to any Distributors, sales agent or Licensing Intermediary engaged for such Covered Product.
“Threshold Amount” means $500,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Trademark Security Agreement” means a Trademark Security Agreement substantially in the form of Exhibit N hereto, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time.

“Transaction Documents” means (a) each of the Loan Documents, (b) the Master Services Agreement and (c) each other document executed or delivered by the Borrower in connection with any of the foregoing.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Ultimates Provider” means any Domestic Distributor or (if the applicable Domestic Distributor will not permit delivery of its ultimates to the Administrative Agent and Lenders hereunder) the Ultimates Verification Auditor (which Ultimates Verification Auditor-prepared ultimates shall be based on the relevant Distributor’s underlying written ultimates projections (if available), and may also make use of participation and accounting statements and other written information prepared by the relevant Distributor, and shall include the same level of detail as customarily provided by the Major Studios (e.g., broken down by media, etc.)), in the case of each of the foregoing providers, in the context of any media in any portion of the Ultimates Territory for which the applicable Distributor is responsible for distributing the relevant Covered Picture.
“Ultimates Report” means, as of any date of determination, a package that contains (on a Seasoned Picture-by-Seasoned Picture basis) a written estimate prepared by the Ultimates Verification Auditor on the basis of (and which shall be accompanied by) the written ultimates provided by the applicable Ultimates Provider for such Seasoned Picture, which written estimate shall (i) be accompanied by a timing grid from the applicable Ultimates Provider (or, if unavailable from an Ultimates Provider that is a Domestic Distributor, from the Ultimates Verification Auditor) in a form reasonably acceptable to the Administrative Agent (an “Approved Timing Grid”); (ii) set forth the Initial Net Remaining Ultimates, the Net Ultimates Actually Received and the Net Remaining Ultimates for such Seasoned Picture; and (iii) be in form and substance reasonably acceptable to the Administrative Agent.
“Ultimates Reporting Date” means, with respect to a particular Ultimates Report, the date set forth in such Ultimates Report as the date through which the information contained in such Ultimates Report is being reported.
“Ultimates Territory” means (a) with respect to a Major Studio, any territory licensed to such Person under its Distribution Agreement(s) for the applicable Seasoned Picture; and (b) with respect to any other Approved Domestic Distributor, any portion of the Domestic Territory licensed to such Person under its Distribution Agreement(s) for the applicable Seasoned Picture.
“Ultimates Verification Auditor” means FTI Consulting, Inc. or any other valuation firm acceptable to the Administrative Agent.

“Ultimates Verification Ratio” means the ratio (expressed as a percentage not to exceed 100%), calculated initially on a rolling three (3) Covered Picture basis and increasing with each subsequent Covered Picture to a rolling five (5) Covered Picture basis, of (a) the sum of (i) the aggregate Net Ultimates Actually Received with respect to such Pictures plus (ii) the aggregate Net Remaining Ultimates for such Pictures (which, for purposes of this definition, shall be calculated without the application of any present value discount thereto) that (with respect to each such Picture) is set forth on the most recent Ultimates Report that includes such Pictures to (b) the Initial Net Remaining Ultimates used to calculate the Borrowing Base for each of such Pictures (which, for purposes of this definition, shall be calculated without the application of any present value discount thereto). The calculation of the Ultimates Verification Ratio shall take place (x) initially when the Administrative Agent receives the second Ultimates Report that includes the third (3rd) Covered Picture that becomes a Seasoned Picture after the Closing Date and that is included in the Borrowing Base; and (y) thereafter, in accordance with Section 6.02(a)(v).
“Uncompleted” means not Completed.
“United States” and “U.S.” mean the United States of America and all territories and possessions thereof.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(iii).
“Unsold Rights Conversion Percentage” means, commencing with the first and each subsequent Covered Picture for which an Unsold Rights Credit has been included in the Borrowing Base, a fraction, expressed as a percentage (not to exceed 100%), to be determined on the Unsold Rights Conversion Percentage Test Date applicable to the relevant Covered Picture, (i) the numerator of which is the actual aggregate sale proceeds received (or expected to be received as an Eligible Receivable) with respect to the respective Primary Territories for such Covered Picture and the three (3) most recent prior Covered Pictures with respect to which the Unsold Rights Conversion Percentage Test Date has occurred and for which value was theretofore given as Unsold Rights Credit in the Borrowing Base (or if fewer than three (3) such prior Covered Pictures exists, then the number of such prior Covered Pictures), in each case, that were unsold when the Unsold Rights Credit for the applicable Covered Picture was initially included in the Borrowing Base, and (ii) the denominator of which is the aggregate sum of the respective Presale Estimates for the same unsold Primary Territories used at the time of the initial determination of the respective Unsold Rights Credit for such same Covered Pictures.
“Unsold Rights Conversion Percentage Test Date” means, for each Covered Picture for which an Unsold Rights Credit has been included in the Borrowing Base, the date that is the later of (a) nine (9) months following the Completion of such Covered Picture, and (b) the conclusion of the second Major Film Market following Completion of such Covered Picture.
“Unsold Rights Credit” means, with respect to a theatrical Covered Picture that is subject to a Domestic Distribution Agreement that contains a theatrical release commitment from the applicable Domestic Distributor (unless the Presale Estimate expressly provides that no domestic theatrical release is contemplated for such Covered Picture, in which case, no Domestic Distribution Agreement is required), and as of the applicable date of determination, an amount equal to:

(a)the Unsold Rights Credit Advance Rate multiplied by the aggregate of the Presale Estimates attributed to the Primary Territories that remain unsold as of the date of initial inclusion of the Unsold Rights Credit for such Covered Picture in the Borrowing Base, minus
(b)the positive difference (if any) of (i) the Borrowing Base credit attributable to Eligible Receivables derived from sales in respect of such Covered Picture relating to any of the Primary Territories that were unsold as of the date of initial inclusion of the Unsold Rights Credit for such Covered Picture in the Borrowing Base, minus (ii) the initial Unsold Rights Credit attributable to such Primary Territories under clause (a) above prior to such sales; minus
(c)the amount of actual proceeds received by a Credit Party in respect of a sale of such Covered Picture in any foreign territory (whether or not a Primary Territory) to the extent that such amount exceeds the Borrowing Base credit previously attributed to receivables derived from such sale in such foreign territory; provided, that, on the date that the Unsold Rights Credit for such Covered Picture is initially included in the Borrowing Base, (x) at least two (2) Primary Territories have been sold and at least three (3) Primary Territories remain unsold, and (y) the Administrative Agent shall have received a Presale Estimate prepared by the applicable Approved Foreign Sales Agent with respect to each of the then-unsold Primary Territories for such Covered Picture (it being understood that a Presale Estimate may be zero for a particular Primary Territory).
“Unsold Rights Credit Advance Rate” means, with respect to a Covered Picture and determined on the date that an Unsold Rights Credit for such Covered Picture is initially included in the Borrowing Base, either 35% or, if both the Portfolio ROIC Ratio and the Unsold Rights Conversion Percentage are then greater than 100%, 50%. Notwithstanding the foregoing, the 35% advance rate shall be subject to prospective downward adjustment to a percentage equal to (x) 35% multiplied by (y) the Unsold Rights Conversion Percentage applicable to the Covered Picture that has had the most recent Unsold Rights Conversion Percentage Test Date; provided, further, that such Unsold Rights Credit Advance Rate shall be reduced to zero in the event that the Unsold Rights Conversion Percentage is at any time less than 75% until such time, if ever, that the Unsold Rights Conversion Percentage is at least 100%.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(B)(3).
SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements, modifications, renewals or replacements set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.
SECTION 1.03    Accounting Terms.
(a)    Generally. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower pursuant to Sections 6.01(a) and 6.01(b) shall be prepared in accordance with GAAP. Except as otherwise expressly stated herein and subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered pursuant to Sections 6.01(a) and 6.01(b), as applicable.
(b)    Changes in GAAP. If, at any time, any change in GAAP after the Closing Date would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND BORROWINGS
SECTION 2.01    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Revolving Loan Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after giving effect to any Borrowing, (a) no Overadvance shall exist and (b) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. During the Revolving Loan Period, within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04 and re-borrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
SECTION 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Except as otherwise provided in Section 2.03(c)(i) in connection with an L/C Disbursement, each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone (provided, that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice) or (ii) a Loan Notice. Each Loan Notice must be received, not later than 2:00 p.m., by the Administrative Agent (x) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (y) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $250,000. Each Borrowing of, or conversion to, Base Rate Loans shall be in a minimum principal amount of $250,000. Each Loan Notice shall specify: (i) whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans and, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of any Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension hereunder, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the Operating Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if on the date a Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall first be applied to the payment in full of any such L/C Borrowings and second be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the breakage costs incurred in connection therewith pursuant to Section 3.05. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect hereunder.
SECTION 2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein:

(A)    the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (I) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b); and (II) to honor drawings under the Letters of Credit; and
(B)    the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (I) the Total Outstandings shall not exceed the Aggregate Commitments minus the Reserves, (II) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (III) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance of, or amendment to, a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace other Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and the L/C Issuer in their sole discretion have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount that is less than $100,000; (D) such Letter of Credit is to be denominated in a currency other than Dollars; (E) any Lender is, at that time, a Defaulting Lender, unless the L/C Issuer has entered into arrangements reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or (F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Covered Picture or Covered Television Product in respect of which the Letter of Credit is being issued (if applicable); and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); and (III) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent copies of any other Issuer Documents reasonably requested by the L/C Issuer in connection with such Letter of Credit Application. At the Borrower’s request, the L/C Issuer shall provide the Borrower with a copy of the form of Letter of Credit to be issued for the Borrower’s review and approval prior to issuance.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 or 4.03 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Credit Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12)-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Administrative Agent and the L/C Issuer shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (I) from the Administrative Agent that it has elected not to permit such extension or (II) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 or 4.03 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary (or the negotiating bank) of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof (including the amount and date of such drawing). If the L/C Issuer makes any L/C Disbursement in respect of such Letter of Credit, the Borrower hereby requests a Base Rate Loan in the amount of such L/C Disbursement be made automatically, without further action by the Borrower (and without requiring the delivery of a Loan Notice), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans and the conditions set forth in Sections 4.02 and 4.03 (other than the conditions set forth in clauses (a) and (b) of Section 4.03); provided, that no Overadvance will exist after giving effect to such Borrowing. Any notice given by the L/C Issuer pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    If the L/C Issuer makes any L/C Disbursement in respect of a Letter of Credit, the Administrative Agent shall give notice of such L/C Disbursement (including notice of the date and the amount thereof) to the Lenders and (upon receipt of such notice) each Lender shall make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to such Lender’s Applicable Percentage of such L/C Disbursement not later than the same day on which the L/C Issuer shall have made such L/C Disbursement (or by the next Business Day, if the notice of such L/C Disbursement is provided to the Lenders after 12:00 p.m. on the date of such L/C Disbursement), whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount unless the conditions set forth in clauses (a) and (b) of Section 4.03 are not satisfied or an Overadvance will exist after giving effect to such Borrowing. The Administrative Agent shall remit the funds so received to the L/C Issuer. Any notice given by the Administrative Agent pursuant to this Section 2.03(c)(ii) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(iii)    If any draft is presented under a Letter of Credit, the payment of which would result in an Overadvance, or at a time when the conditions set forth in Section 4.03(a) and (b) cannot be satisfied, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of such draft (or in the case of insufficient availability, the amount of such deficiency), which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. If the Borrower fails to so reimburse the L/C Issuer for such L/C Borrowing not later than 2:00 p.m. on the same Business Day such L/C Borrowing was made (the “Honor Date”), the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed L/C Borrowing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Percentage thereof and (upon receipt of such notice) each Lender shall make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose)

for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to such Lender’s Applicable Percentage of such L/C Borrowing not later than the same day on which the L/C Issuer shall have made such L/C Borrowing (or by the next Business Day, if the notice of such L/C Borrowing is provided to the Lenders after 12:00 p.m. on the date of such L/C Borrowing), whereupon each Lender that so makes funds available shall be deemed to have made an L/C Advance in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer. Any notice given by the Administrative Agent pursuant to this Section 2.03(c)(iii) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(iv)    Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Lender’s obligation to make Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03(a) and (b). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii) or Section 2.03(c)(iii), as applicable, then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid, which interest and fees shall not be charged to the Borrower), the amount so paid (with interest and fees not to be charged to the Borrower) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Disbursement or L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 13.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the Termination Date.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer;
(v)    any waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer that does not in fact materially prejudice the Borrower;

(vi)    any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vii)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(viii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.
(x)    The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (x) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each such Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin multiplied by the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l). Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l). In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable not later than ten (10) Business Days after the receipt of an itemized invoice therefor and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2.04    Payments.
(a)    Optional. Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that: (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $250,000 (or, if less, the remaining Outstanding Amount); and (C) any prepayment of Base Rate Loans shall be in a minimum principal amount of $250,000 (or, if less, the remaining Outstanding Amount). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be paid to the Lenders in accordance with their respective

Applicable Percentages. Notwithstanding anything to the contrary contained in this Agreement: (a) the Borrower may rescind any notice of prepayment given under this Section 2.04(a) in anticipation of a proposed refinancing of the credit facility provided hereunder if such refinancing is not consummated or is otherwise delayed; provided, that the Borrower shall promptly (but in any event within ten (10) Business Days after any such rescission) compensate each Secured Party for any loss, cost or expense incurred by such Secured Party and payable by the Borrower hereunder as a result thereof; and (b) notice of prepayment shall not be required with respect to prepayments of Loans that are effectuated pursuant to Section 2.04(c) or Section 2.04(d).
(b)    Mandatory. If for any reason an Overadvance exists, the Borrower shall within five (5) Business Days prepay Loans and/or Cash Collateralize the L/C Obligations, as applicable, in an aggregate amount sufficient to eliminate such Overadvance. Prepayments of Obligations made pursuant to this Section 2.04(b), first, shall be applied ratably to any outstanding L/C Borrowings, second, shall be applied ratably to the outstanding Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Credit Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Lenders, as applicable.
(c)    Application of Amounts on Deposit in Collection Account(s). The Borrower shall provide a Settlement Statement for each Settlement Date to the Administrative Agent at least four (4) Business Days prior to such Settlement Date. Based on such Settlement Statement (or, if the Administrative Agent does not agree with any of the calculations therein, based on a revised Settlement Statement agreed to by the Borrower and the Administrative Agent), the Borrower shall apply all amounts on deposit in the Collection Account(s) (other than amounts on deposit in Third Party Collection Accounts) on such Settlement Date as follows (unless an Event of Default has occurred and is occurring, in which case, the Administrative Agent shall apply such amounts in accordance with Section 8.03):
(i)    to the Administrative Agent for the payment of its administrative agent fee and its out-of-pocket expenses, in each case to the extent then due and payable with respect hereto (and the Administrative Agent will provide notice of such amounts to the Borrower);
(ii)    if such Settlement Date is an Interest Payment Date, on a pro rata, pari passu basis, (A) to the Administrative Agent for the benefit of itself and the Lenders for payment of fees and interest then due and payable hereunder and (B) to the Hedge Banks and for payment of all Obligations (other than termination payments under Secured Hedge Agreements) then due and payable under the Secured Hedge Agreements to which they are a party;
(iii)    on a pro rata, pari passu basis, to the Administrative Agent for the benefit of itself, the Lenders and the L/C Issuer for payment of principal of Loans and other outstanding Obligations and Cash Collateralization of Letters of Credit in an aggregate amount (if any) necessary to ensure that no Overadvance will exist after giving effect to the payments described in this clause (iii);

(iv)    to the Borrower for deposit to the Operating Account (or as the Borrower may otherwise direct) to pay Permitted Expenditures; and
(v)    (A) if such Settlement Date occurs on the Maturity Date, all remaining amounts shall be applied on a pro rata, pari passu basis, (x) to the Administrative Agent for the benefit of itself, the Lenders and the L/C Issuer for the payment of principal of Loans and other outstanding Obligations and Cash Collateralization of Letters of Credit until all Obligations are paid in full; and (y) to the Hedge Banks for payment of any termination payments then due under the Secured Hedge Agreement to which they are a party; or (B) if such Settlement Date occurs prior to the Maturity Date, all remaining amounts may be applied by the Borrower as an optional prepayment in accordance with Section 2.04 or shall otherwise remain in the Collection Account.
(d)    Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall apply all amounts on deposit in the Collateral Accounts and all other proceeds of the Collateral (including the Credit Parties’ share of all amounts on deposit in the Third Party Collection Accounts) to the Obligations in the manner set forth in Section 8.03, subject to any commitments made by the Administrative Agent under any intercreditor agreement or other agreement entered into by the Administrative Agent and, inter alia, a third Person.
SECTION 2.05    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments without premium or penalty but subject to Section 2.05(b); provided, that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, an Overadvance would exist and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination or reduction given under this Section 2.05(a) in anticipation of a proposed refinancing of the credit facility provided hereunder if such refinancing is not consummated or is otherwise delayed; provided, that the Borrower shall promptly (but in any event within ten (10) Business Days after any such rescission) compensate each Secured Party for any loss, cost or expense incurred by such Secured Party and payable by the Borrower hereunder as a result thereof.
(b)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Commitments under Section 2.05(a). Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

SECTION 2.06    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the account of the Lenders on the Maturity Date the Outstanding Amount and all other Obligations owing to the Lenders outstanding on such date, as reflected in the Register.
SECTION 2.07    Interest.
(a)    Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    (i)    Automatically upon the occurrence and during the continuance of any Event of Default resulting from the failure to pay any amount of principal of any Loan when due and, at the request of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay interest on the Outstanding Amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(iii)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.08    Fees.
(a)    Unused Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage an unused commitment fee equal to (i) 0.50% per annum for each day on which the Outstanding Amount is less than 50% of the Aggregate Commitments, and (ii) 0.375% per annum for each day on which the Outstanding Amount is equal to or greater than 50% of the Aggregate Commitments, multiplied by the actual daily unused portion of the Aggregate Commitments during the applicable quarter. The unused commitment fee shall accrue at all times during the Revolving Loan Period (but excluding the last day thereof), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the Settlement Date occurring in each of March, June, September and December, commencing with the first such date to occur after the Closing Date and on the last day of the Revolving Loan Period. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)    Other Fees. The Borrower shall pay all other fees in the amounts and at the times specified in any fee letter or in any other written agreement executed by the Borrower with respect hereto. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.09    Computation of Interest and Fees and Applicable Margin Adjustments.
(a)    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Applicable Margin Adjustments. In the event that any Borrowing Base Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered) within twelve (12) months after such Borrowing Base Certificate was delivered to the Administrative Agent, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing contained in the definition of such term (the “Accurate Applicable Margin”) for any period during such twelve (12) month period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Borrowing Base Certificate for such period, (ii) the Applicable Margin shall be adjusted such that, after giving effect to the corrected Borrowing Base Certificate, the Applicable Margin shall be reset to the Accurate Applicable Margin for such period and (iii) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
SECTION 2.10    Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
SECTION 2.11    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed as reflected in the Register, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office as reflected in the Register. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the Type comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(iii)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Credit Extension to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 13.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
SECTION 2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
SECTION 2.13    Provisions Relating to Eligible Receivables.

(a)    The Administrative Agent or the Required Lenders may from time to time by thirty (30) days’ prior written notice to the Borrower (i) remove any Acceptable Obligor or Affiliated Group from Schedule 2.13(a) or Schedule 2.13(b), (ii) decrease the Allowable Amount for any Acceptable Obligor or Affiliated Group or (iii) reclassify any Acceptable Obligor or Affiliated Group into a different category of Acceptable Obligor with the effect of reducing the advance rate in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor, in each case as the Administrative Agent or the Required Lenders, as the case may be, acting in good faith may deem appropriate as a result of a change in the circumstances of such Acceptable Obligor or Affiliated Group based on such Acceptable Obligor’s or Affiliated Group’s ability or willingness to pay its or their respective debts, liabilities or obligations as they become due; provided, that any such removal, decrease or reclassification shall be effective on a prospective basis only and shall not be effective (i) with respect to sales occurring at a Major Film Market if such notice is not received by the Borrower at least five (5) Business Days prior to the start of such market; (ii) with respect to any Distribution Agreement (whether evidenced by a deal memo or a long form) to which any such Acceptable Obligor or member of an Affiliated Group is a party that has been executed by the applicable Credit Party (or by the applicable Licensing Intermediary, or by a sales agent on behalf of a Credit Party or a Licensing Intermediary) prior to the Borrower’s receipt of such notice of removal, decrease or reclassification (but, if such Distribution Agreement pertains to more than one Covered Product, such notice shall be effective on a prospective basis with respect to Covered Products that have not yet been licensed under such Distribution Agreement at the time of the Borrower’s receipt of such notice). To the extent that giving effect to such notice would otherwise require the Borrower to make a mandatory prepayment pursuant to Section 2.04(b), such notice shall not be given effect for purposes of such mandatory prepayment but, subject to the provisos in Section 2.13(d) and (e) below, such notice shall nevertheless be effective for all other purposes under this Agreement.
(b)    The Required Lenders may (either independently or after a request has been received from the Borrower) from time to time by written notice to the Borrower, as they may in their discretion deem appropriate, (i) add or reinstate an Acceptable Obligor or Affiliated Group to Schedule 2.13(a) or Schedule 2.13(b), (ii) increase the Allowable Amount for any Acceptable Obligor or Affiliated Group or (iii) reclassify any Acceptable Obligor into a different category of Acceptable Obligor with the effect of increasing the advance rates in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor.
(c)    In the event that the Administrative Agent or the Required Lenders notify the Borrower that an Acceptable Obligor or Affiliated Group is removed from Schedule 2.13(a) or Schedule 2.13(b) in accordance with Section 2.13(a), then (subject to the exceptions set forth in the proviso to Section 2.13(a)) no new Eligible Receivables from such Person or Affiliated Group may be included in the Borrowing Base, and no new Credit Extensions shall be made on the basis of Eligible Receivables from such Person or Affiliated Group, in each case subsequent to such notice (that are not otherwise subject to any of the exceptions set forth in the proviso to Section 2.13(a)), unless supported by an Acceptable L/C or the Required Lenders thereafter notify the Borrower that such Acceptable Obligor or Affiliated Group is reinstated as an Acceptable Obligor or Affiliated Group in accordance with Section 2.13(b).

(d)    In the event the Administrative Agent or the Required Lenders notify the Borrower that the Allowable Amount with respect to an Acceptable Obligor or Affiliated Group is to be reduced in accordance with Section 2.13(a), then (subject to the exceptions set forth in the proviso to Section 2.13(a)) (i) no new Eligible Receivables from such Acceptable Obligor or Affiliated Group may be included in the Borrowing Base subsequent to such notice if such inclusion would result in the aggregate amount of Eligible Receivables from such Acceptable Obligor or Affiliated Group being in excess of the Allowable Amount for such Acceptable Obligor or Affiliated Group after giving effect to such reduction and (ii) no new Credit Extensions shall be made on the basis of Eligible Receivables from such Acceptable Obligor or Affiliated Group that are not otherwise subject to any of the exceptions set forth in the proviso to Section 2.13(a) subsequent to such notice if such Credit Extension would result in an Overadvance after giving effect to such reduction, in each case to the extent of such excess only, unless such excess is supported by an Acceptable L/C or the Required Lenders thereafter notify the Borrower that the Allowable Amount for such Acceptable Obligor or Affiliated Group is increased in accordance with Section 2.13(b).
(e)    In the event the Administrative Agent or Required Lenders notify the Borrower that any Acceptable Obligor or Affiliated Group is reclassified into a different category of Acceptable Obligor or Affiliated Group with the effect of reducing the advance rates in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor or Affiliated Group in accordance with Section 2.13(a), then (subject to the exceptions set forth in the proviso to Section 2.13(a)) (i) any new Eligible Receivables from such Acceptable Obligor or Affiliated Group may be included in a Borrowing Base subsequent to such notice only if classified at the new category of Acceptable Obligor or Affiliated Group and at the new advance rate after giving effect to such reclassification, and (ii) no further Credit Extensions shall be made on the basis of existing Eligible Receivables from such Acceptable Obligor or Affiliated Group subsequent to such notice if such Credit Extension would result in an Overadvance after giving effect to such reclassification, to the extent of such excess only, unless such excess is supported by an Acceptable L/C, (in each such case) unless the Required Lenders thereafter notify the Borrower that such Acceptable Obligor or Affiliated Group is reclassified in accordance with Section 2.13(b).
SECTION 2.14    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender and such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations has not been reallocated to other Lenders or has not been Cash Collateralized by such Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.06(b)(vi))); or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, that (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
SECTION 2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which such Defaulting Lender (as opposed to the Borrower) has provided Cash Collateral.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrower or of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
SECTION 3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Borrower or the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Borrower or the Administrative Agent shall be required to withhold or deduct any Taxes, including without limitation both United States Federal backup withholding and withholding taxes, from any payment under the Loan Documents, then (A) the Borrower or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrower or by the Administrative Agent, each in its good faith discretion, as applicable, to be required based upon the information and documentation received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of and basis for such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 13.06(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, as applicable. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(2)    properly completed and executed originals of IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, or
(4)    to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax (including backup withholding), together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable registration or reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all actual and reasonable out-of-pocket expenses (including Taxes) paid by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Recipient, agrees to repay to the Recipient the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 3.03    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”); or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section; (2) the Administrative Agent notifies the Borrower (or, as the case may be, the Required Lenders notify the Administrative Agent and the Borrower) that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans; or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and such Lender provides the Administrative Agent and the Borrower written notice thereof.
SECTION 3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and

(C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts (without duplication) as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts (without duplication) as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender, the L/C Issuer or their respective holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error, gross negligence or willful intent. The Borrower shall pay such Lender or the L/C Issuer the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, gross negligence or willful intent), which shall be due and payable on each date on which interest is payable on such Loan, provided, the Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice by each of Borrower and Administrative Agent.
(e)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, and the basis for such request notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, but prior to the Maturity Date, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 13.13; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
SECTION 3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any other additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 13.13.
SECTION 3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT
SECTION 4.01    Conditions Precedent to Closing Date. The Closing Date hereunder shall have occurred upon the satisfaction in full (or waiver by each of the initial Lenders) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which (to the extent of any counterpart signature to a Loan Document) shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by the respective party or parties thereto, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and, unless otherwise indicated below, each of the Lenders:
(i)    counterparts of this Agreement executed by the Credit Parties and the Lenders, sufficient in number for distribution to the Administrative Agent, each Lender and the Credit Parties;

(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    the following documents and other items:
(A)    [reserved];
(B)    (i) the Equity Pledge Agreement executed by Holdings and the Credit Parties and evidencing (x) the pledge by Holdings of the Pledged Borrower Collateral and (y) the pledge by the Credit Parties of the other Pledged Collateral, and (ii) (if the Equity Interests of the Borrower or any other Pledged Securities are certificated) the stock or membership certificates evidencing such Equity Interests with an appropriate undated stock power duly executed in blank (or any comparable document for non-corporate entities);
(C)    [reserved];
(D)    the results of recent lien searches in the jurisdictions where each Credit Party, Holdings and the Master Servicer are organized;
(E)    appropriate UCC-1 financing statements relating to the Collateral;
(F)    a Trademark Security Agreement, if applicable;
(G)    evidence reasonably satisfactory to the Administrative Agent that: (I) each Credit Party has sufficient right, title and interest in and to the Collateral that it purports to own, as set forth in the documents and other materials presented to the Lenders, to enable such Credit Party to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by this Agreement and the other Loan Documents, and that all financing statements, copyright filings and other filings under applicable Law necessary to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in such Collateral (prior to all other Liens except Permitted Encumbrances) have been filed or delivered to the Administrative Agent in satisfactory form for filing; and (II) Holdings has sufficient right, title and interest in and to the Pledged Borrower Collateral that it purports to own, as set forth in the documents and other materials presented to the Lenders, to enable Holdings to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by the Equity Pledge Agreement, and that all financing statements and other filings under applicable Law necessary to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected, first priority security interest in such Pledged Borrower Collateral (prior to all other Liens) have been filed or delivered to the Administrative Agent in satisfactory form for filing;
(H)    with respect to each of the Credit Parties, Holdings and the Master Servicer:
(1)    a copy of the certificate of incorporation (or equivalent document) of such Person, certified as of a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of incorporation, which certificate lists (if such type of list is generally available in the applicable jurisdiction) the charter documents on file in the office of such Secretary of State;
(2)    a certificate of the Secretary of State of such jurisdiction of incorporation, dated as of a recent date, as to the good standing of, and, if generally available in the applicable jurisdiction, the payment of Taxes by, such Person;
(3)    a certificate dated as of a recent date as to the good standing and/or authority to do business of such Person, issued by the Secretary of State or other relevant office of each jurisdiction, if any, in which such Person is qualified as a foreign entity or where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(4)    a certificate of an executive officer of such Person, dated as of the date hereof and certifying: (I) that attached thereto is a true and complete copy of the certificate of incorporation of such Person; (II) that attached thereto is a true and complete copy of the bylaws or equivalent document of such Person as in effect on the date of such certification; (III) that attached thereto is a true and complete copy of the applicable resolutions authorizing the execution, delivery and performance in accordance with their respective terms of the Transaction Documents executed by such Person, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in its respective Collateral, and in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (IV) that the certificate of incorporation of such Person has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (A) above; and (V) as to the incumbency and specimen signature of each officer of such party executing any Transaction Document or such other documents required or contemplated hereunder or thereunder (such certificate to contain a certification by another officer of such Person as to the incumbency and signature of the officer signing the certificate referred to in this clause (V) or a certification by the signing officer that he or she is the sole officer of such Person;
(iv)    a legal opinion of counsel to the Credit Parties, Holdings and the Master Servicer, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and Latham & Watkins LLP, counsel to the Administrative Agent;
(v)    a certificate attesting to the Solvency of the Borrower and its Consolidated Subsidiaries, before and after giving effect to the Loan Documents, from an Authorized Officer of the Borrower; and
(vi)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender may reasonably require.
(b)    The Administrative Agent shall have received a fully-executed copy of the Master Services Agreement.

(c)    All fees and expenses required to be paid to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.
(d)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(e)    No changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Master Servicer, Holdings and the Credit Parties after December 31, 2014, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(f)    The Administrative Agent shall be satisfied that there are no actions, suits, proceedings, claims or disputes pending or, to the Credit Parties’ knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement, any other Transaction Document or the execution, delivery and performance by the Credit Parties of the Transaction Documents, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
(g)    The Administrative Agent shall be satisfied that (i) all required consents and approvals have been obtained with respect to the Transaction Documents from all Governmental Authorities with jurisdiction over the business and activities of the Credit Parties and from any other Person whose consent or approval the Administrative Agent in its reasonable discretion deems necessary, and (ii) all such consents and approvals remain in full force and effect.
Without limiting the generality of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02    Conditions to Initial Credit Extension for Each Covered Product. The obligation of each Lender to honor the initial Request for Credit Extension for each Covered Product (and, in any event, the initial inclusion of each Covered Product in the Borrowing Base and/or the initial payment of any amount from the Operations Account towards the Direct Negative Costs of each Covered Product) is subject to the following conditions precedent:
(a)    The Administrative Agent shall have received the following documentation relating to such Covered Product:

(i)    a Product Declaration in respect of such Covered Product, duly executed by an Authorized Officer of the Borrower;
(ii)    copies of all agreements, instruments of transfer or other instruments necessary to establish, to the reasonable satisfaction of the Administrative Agent, the applicable Credit Party’s ownership or rights under license of sufficient rights in such Covered Product to enable such Credit Party to co-finance, produce and/or exploit the applicable rights to such Covered Product (to the extent applicable, it being understood that only an Approved Co-Financing Agreement shall be required to be delivered with respect a Covered Product being co-financed with a Major Studio as the “lead studio”) and to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests therein which are contemplated by this Agreement;
(iii)    if such Covered Product is Uncompleted at such time, a Completion Bond; provided, that a Completion Bond shall not be required with respect to an Uncompleted Covered Product if (A) such Covered Product has an “all in” gross Direct Negative Cost budget (including a 10% contingency) of $5,000,000 or less; and (B) the aggregate Investment Exposure of all Uncompleted Covered Products that are not subject to a Completion Bond, when added to the Investment Exposure of such Uncompleted Covered Product (assuming full funding of the Credit Parties’ share of the Direct Negative Costs thereof), does not exceed $6,000,000;
(iv)    if such Covered Product is subject to an Approved Co-Financing Transaction, (1) a fully executed copy of the Approved Co-Financing Agreement, (2) if requested by the Administrative Agent, the Administrative Agent shall have received a fully executed Co-Financing Intercreditor Agreement;
(v)    if requested by the Administrative Agent, the Administrative Agent shall have received a fully executed Interparty Agreement with respect to such Covered Product;
(vi)    (if such Covered Product is being produced by a Credit Party or to the extent such information is otherwise available to a Credit Party) copies of the final budget(s) (and, if different, the bonded budget(s), if any), cash flow schedule for the Credit Parties’ share of the funding in respect of such Covered Product, current shooting script(s) and production schedule;
(vii)    with respect to Covered Pictures only, if any Unsold Rights Credit will be included in the Borrowing Base for such Covered Picture, as a condition thereto, a copy of the (1) Domestic Distribution Agreement; (2) sales agency agreement with the Approved Foreign Sales Agent for such Covered Picture; and (3) Presale Estimates;
(viii)    a copy of all then existing Distribution Agreements in respect of such Covered Product, if any;
(ix)    a copy of a fully-executed Notice of Assignment with respect to each then existing Distribution Agreement that gives rise to any credit in the Borrowing Base (if any) in respect of such Covered Product;

(x)    a list of all agreements executed by, or reasonably available to, a Credit Party in connection with such Covered Product that provide for Participations therein, together with copies of such agreements as the Administrative Agent may reasonably request;
(xi)    unless waived by the Administrative Agent, copies of fully executed intercreditor agreements with any parties granted a Lien on any of the Collateral pertaining to such Covered Product that is prior to, or pari passu with, the security interest of the Administrative Agent under the Loan Documents;
(xii)    certificates or binders of insurance for such Covered Product as required by Section 6.14, together with (1) endorsements naming the Administrative Agent (to the extent that none of the Secured Parties shall be liable for premiums or calls) as an “additional insured” and (with respect to any applicable insurance) as a “loss payee”; and (2) if any Person is named as an essential element in any Distribution Agreement relating to any Eligible Receivables included in the Borrowing Base with respect to such Covered Product, an essential element endorsement for such Person;
(xiii)    a Copyright Security Agreement Supplement (or, if not previously executed, a Copyright Security Agreement) for any copyrights or copyrightable interests held by a Credit Party in respect of such Covered Product;
(xiv)    a Pledgeholder Agreement or Laboratory Access Letter, as applicable, for each Laboratory holding any then-existing physical materials for such Covered Product that are either owned by a Credit Party or in which a Credit Party has been granted access rights;
(xv)    a Trademark Security Agreement, if applicable;
(xvi)    one or more Account Control Agreements for each Production Account maintained by a Credit Party in relation to such Covered Product and each Third Party Collection Account maintained by a Third Party Collection Agent in relation to such Covered Product (in each such case, unless waived by the Administrative Agent);
(xvii)    with respect to each Licensing Intermediary that has entered into any then existing Distribution Agreement for such Covered Product, a fully-executed copy of all then existing license or sales agency agreements entered into by a Credit Party (or a sales agent) with such Licensing Intermediary with respect to such Covered Product and a fully-executed Licensing Intermediary Security Agreement for such Covered Product; and
(xviii)    any other security documents or filings necessary as reasonably requested by the Administrative Agent to provide to the Administrative Agent a first priority Lien (subject to Specified Permitted Encumbrances) in the Credit Parties’ interest in such Covered Product.
(b)    The Administrative Agent shall have received UCC, copyright office, patent and trademark office (if requested by the Administrative Agent) and other searches reasonably requested by it and reasonably satisfactory to it indicating that no other filings (other than in connection with Permitted Encumbrances) are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in the Collateral.
(c)    The Administrative Agent shall have received updated versions of Schedules 1.2, 5.11(a), 5.19(a), 5.19(b) and 5.19(c), to the extent required to reflect the information relating to such Covered Product pertinent to such Schedules (but only to the extent there have been any changes thereto since the most recent version of such Schedules previously delivered to the Administrative Agent under this Agreement).
(d)    If such Covered Product is Uncompleted, the Borrowing Base Certificate dated as of such date shall reflect available Borrowing Base (calculated for this purpose without deducting from the Borrowing Base calculation reflected therein the amount of the initial Production Reserve established for such Covered Product) in an amount at least equal to the initial Production Reserve established for such Covered Product.
(e)    No Change in Management shall have occurred and be continuing.
(f)    The Administrative Agent has received evidence acceptable to it that the Borrower has received a contribution from the Master Servicer and its applicable Affiliates of such Persons’ right, title and interest in and to the Existing Pictures pursuant to documentation in form and substance acceptable to the Administrative Agent.
Without limiting the generality of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02 in the case of the Existing Pictures, the Administrative Agent shall have received only those agreements, instruments, documents, filings and such other items as the Administrative Agent shall request with respect to each Existing Picture that is a Covered Product, and upon confirmation by the Administrative Agent of its receipt thereof, then (i) the Borrower shall be deemed to have satisfied the requirements of this Section 4.02 with respect to such Existing Picture, and (ii) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date of the initial Credit Extension specifying its objection thereto.
SECTION 4.03    Conditions to All Borrowings. Subject to the authority granted to the Administrative Agent in Section 9.10(g) hereof with respect to Covered Products in respect of which a Credit Extension has been made hereunder, the obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    (i)     The Administrative Agent, and if applicable, the L/C Issuer, shall have received a Request for Credit Extension as and to the extent required by Section 2.02(a) or 2.03 (as the case may be), together with a Borrowing Base Certificate dated as of the date of such Request for Credit Extension; and
(ii)     If the Borrowing Base Certificate dated as of the date of such Request for Credit Extension reflects, for a particular Covered Picture or Covered Television Product (as applicable):
(A)     any ultimates-based Borrowing Base credit for such Covered Picture, (x) such ultimates-based Borrowing Base credit shall have been calculated using the most current Ultimates Report that includes such Covered Picture (which Ultimates Report, together with the underlying ultimates reports for such Covered Picture prepared by the applicable Ultimates Provider, shall have been delivered to the Administrative Agent) and (y) commencing on the date on which the first calculation of the Ultimates Verification Ratio is to be prepared in accordance with the definition of such term, such Borrowing Base Certificate shall specify the then current Ultimates Verification Ratio;
(B)     any Unsold Rights Credit for such Covered Picture, the Administrative Agent shall have received the most current sales report and Presale Estimates required to be provided to the Administrative Agent pursuant to Section 6.02(i) with respect to the applicable Covered Picture for which an Unsold Rights Credit is included in the Borrowing Base;
(C)    any Acceptable Tax Credit in respect of such Covered Picture or Covered Television Product, all conditions related to the Administrative Agent’s assessment of the value of the relevant Qualifying Tax Receivable have been satisfied, including the Administrative Agent’s receipt of all documentation required to be delivered under the definition of the term “Acceptable Tax Credit” in order for such Qualifying Tax Receivable to constitute an Acceptable Tax Credit; and
(D)     any Eligible Receivables in respect of such Covered Picture or Covered Television Product, the Administrative Agent shall have received a fully-executed copy of each Distribution Agreements giving rise to any such Eligible Receivables, together with (to the extent not included in a Distribution Agreement or Interparty Agreement previously delivered to the Administrative Agent) (i) a copy of a fully-executed Notice of Assignment with respect to each such Distribution Agreement, (ii) if any of such Distribution Agreements were entered into by a Licensing Intermediary, a fully-executed copy of all then existing license or sales agency agreements entered into by a Credit Party (or a sales agent) with such Licensing Intermediary with respect to such Covered Picture or Covered Television Product and a fully-executed Licensing Intermediary Security Agreement for such Covered Picture or Covered Television Product, (iii) if the Borrowing

Base credit for any of such Eligible Receivables are supported by an Acceptable L/C, an issued original (or, where applicable, an issued copy) of such Acceptable L/C in form and substance reasonably acceptable to the Administrative Agent and (iv) if the Borrowing Base credit for any of such Eligible Receivables are supported by cash collateral, such cash collateral together with documentation in form and substance reasonably acceptable to the Agents in order to provide the Administrative Agent a first priority perfected security interest in such cash collateral, in each case, to the extent not previously delivered.
(d)    No Overadvance will exist after giving effect to such Credit Extension (as reflected in the Borrowing Base Certificate attached to the applicable Request for Credit Extension).
(e)    The Portfolio ROIC Ratio reflected in the most recent Compliance Certificate is not less than 80%.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Administrative Agent and the Lenders that:
SECTION 5.01    Existence, Qualification and Power. Each Credit Party (a) is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to so qualify or obtain a license could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02    Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Transaction Document to which it is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and does not and will not: (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Encumbrances) under, or require any payment to be made under, (i) any Contractual Obligation to which such Credit Party is a party or affecting such Credit Party or the properties of such Credit Party, other than where any such conflict, breach or contravention could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its property is subject in any material respect; or (c) violate any Law.

SECTION 5.03    Governmental Authorization; Other Consents. Other than (i) authorizations, approvals, actions, notices and filings that have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, each Credit Party of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated thereby, (b) the grant by each Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
SECTION 5.04    Binding Effect. This Agreement has been, and each other Transaction Document to which any Credit Party is a party, when delivered hereunder, will have been, duly executed and delivered by the applicable Credit Party. This Agreement constitutes, and each other Transaction Document to which any Credit Party is a party when so delivered will constitute, a legal, valid and binding obligation of each applicable Credit Party, enforceable against each such Credit Party in accordance with its terms, subject, as to the enforcement of remedies, to applicable Debtor Relief Laws and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 5.05    Financial Statements; No Material Adverse Effect.
(a)    The most recent audited financial statements furnished pursuant to Section 6.01(a): (i) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    The most recent unaudited financial statements furnished pursuant to Section 6.01(b): (i) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any

Credit Party or against any of its properties or revenues that (a) purport to adversely affect this Agreement or any other Loan Document, or the consummation of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.07    No Default. No Credit Party is in breach under or with respect to any Contractual Obligation which breach could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 5.08    Ownership of Collateral. All of the existing Collateral that each Credit Party purports to own is owned legally and beneficially by such Credit Party free and clear of all Liens except Permitted Encumbrances. Upon the making of the initial Credit Extension and the execution and delivery of the Collateral Documents to which any Credit Party is a party, such Collateral Documents, together with the filing against each such Credit Party of the financing statement and the Copyright Security Agreement referred to in Section 4.01(a)(iii)(A) and the payment of all applicable filing fees therefor, create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a valid and perfected security interest in the Collateral (prior to all other Liens except Specified Permitted Encumbrances), securing the payment of all Obligations purported to be secured thereby.
SECTION 5.09    Taxes. Each Credit Party has filed, or has caused to be filed or has been included in, all Federal, state and other material tax returns required to be filed by such Credit Party (and all such tax returns are true and correct in all material respects) and has paid or caused to be paid all Federal, state and other material Taxes due for the periods covered thereby, including applicable interest and penalties, other than any (i) filings or payments the failure of which to file or pay, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Except as would not reasonably be expected to have a Material Adverse Effect, no tax return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Except as would not reasonably be expected to have a Material Adverse Effect, proper and accurate amounts have been withheld by the Borrower and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the payroll tax, wage withholding, social security and unemployment withholding provisions of applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any tax return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower is the common parent.

SECTION 5.10    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Except as could not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    Other than routine claims for benefits, there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan or Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the best knowledge of the Borrower, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.
SECTION 5.11    Credit Parties; Subsidiaries.
(a)    Attached hereto as Schedule 5.11(a) is a correct and complete list (as such Schedule may be updated from time to time by written notice to the Administrative Agent), in respect of (A) each Credit Party and (B) each direct and indirect Subsidiary of each Credit Party, showing as to each (i) the name of such Person, (ii) the jurisdiction of formation or organization (as the case may be) of such Person, (iii) the chief executive office (or principal place of business) of such Person, (iv) such Person’s tax identification number and, as applicable, organizational identification number, (v) if such Person is a corporation, the authorized capitalization and the number of shares of its capital stock outstanding, (vi) the number of its outstanding Equity Interests (and, if there is more than one class or type thereof, broken out by class or type), (vii) the ownership of such outstanding Equity Interests and (viii) any restrictions on the transfer of such Person’s Equity Interests that are held by the Master Servicer or a Credit Party other than as a result of this Agreement or applicable Law.
(b)    No Credit Party has any equity Investments in any other corporation or entity, except for equity Investments in a (i) Subsidiary or (ii) special purpose vehicle co-owned with a third party for the purpose of financing and owning a Covered Product; provided, that the Administrative Agent has approved the terms and documentation thereof in its sole discretion. If the Administrative Agent has so approved such a special purpose vehicle, the Administrative Agent may additionally treat certain receivables of such special purpose vehicle (or the applicable percentage thereof to which the applicable Credit Party is entitled) as receivables of a Credit Party for Borrowing Base and other purposes hereunder.
SECTION 5.12    Margin Regulations; Investment Company Act.
(a)    No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(b)    No Credit Party or any Person Controlling a Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
SECTION 5.13    Disclosure. All written information, reports, certificates and statements provided by any Credit Party, other than written information, reports, certificates and statements prepared or provided by any third Person to any Secured Party for purposes of or in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby are, to the best of the Borrower’s knowledge, true, correct and complete in all material respects as of the date to which such information speaks and no such information contains any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect under the circumstances in which they were made; provided, that, with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Annual Business Plan and any other projections, estimates, forward-looking information or any forward-looking pro forma financial information furnished to any Secured Party by or on behalf of any Credit Party or any Affiliates thereof pursuant to this Agreement are based on good faith estimates and assumptions believed by management of the Master Servicer to be reasonable at the time made, it being understood by the Secured Parties that, without limiting the foregoing representation, (i) the Annual Business Plan or such other information as they relate to future events is not to be viewed as fact and (ii) actual results during the period or periods covered by the Annual Business Plan or such other information are subject to significant uncertainties and contingencies and may differ materially from the projected results set forth therein.
SECTION 5.14    Compliance with Laws. Each Credit Party is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.15    Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
SECTION 5.16    Deposit or Other Accounts. As of the Closing Date, the Credit Parties do not maintain any deposit or securities accounts other than the Collection Account and Operating Account.
SECTION 5.17    Activities of Credit Parties. Since the date of formation or incorporation of each Credit Party, such Credit Party has not engaged in any activity other than those contemplated by the Transaction Documents, or entered into any commitment or incurred any Indebtedness other than pursuant to, or as permitted or required under, the Transaction Documents.
SECTION 5.18    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor the Master Servicer, any direct shareholder of the Master Servicer, or any director, officer, employee, agent or representative of the Borrower, any of the Borrower’s Subsidiaries or the Master Servicer, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.
SECTION 5.19    Copyrights, Trademarks and Other Rights.
(a)    (i)    Schedule 5.19(a) (as such Schedule may be updated from time to time by written notice to the Administrative Agent) lists all of the Covered Products and any other United States copyrights in which any Credit Party has (or, as of the Closing Date, will have) any right, title or interest. The copyright registration number (or with respect to pending applications for registration, the filing receipt/control number), the name of the relevant registrant (or, with respect to pending applications the applicant for copyright registration) and the nature of all interests held by the relevant Credit Party (i.e., whether owned by, assigned to or licensed to, such Credit Party) therein are set forth across from the title of such Covered Product on Schedule 5.19(a). The Credit Party holding such interests has duly recorded or caused to be duly recorded (or, with respect to pending applications for registration, has submitted for recordation) such interests with the United States Copyright Office and has delivered copies of all such recordations (or, as applicable, submissions) to the Administrative Agent to the extent required under this Agreement.
(ii)    Schedule 5.19(a) also identifies the location of the best available Physical Materials owned by any Credit Party (if any) in relation to each Covered Product.
(iii)    To the best of each Credit Party’s knowledge, (A) all such Covered Products and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract or property right or any other right of any Person or contain any libelous or slanderous material and (B) from and after the delivery of a Product Declaration for any Covered Product, each applicable Credit Party owns or is licensed sufficient rights under copyright to such Covered Product to satisfy any qualification requirements under the Approved Co-Financing Agreements and the Distribution Agreements relating to such Covered Product and to permit such Credit Party to perform its obligations thereunder.
(iv)    There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Covered Product listed on Schedule 5.19(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by any Credit Party with respect to any Covered Product listed on Schedule 5.19(a), that, in each case (and, with respect to a claim of infringement, if determined adversely), either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(v)    Each copyright interest listed on Schedule 5.19(a) that is registered (or has been applied for and will be registered when issued) in the name of a Credit Party as of the date hereof will be included on Schedule A to the Copyright Security Agreement to be delivered to the Administrative Agent pursuant to Section 4.01(a)(iii)(A) or, with respect to copyright interests registered (or applied for and to be registered) in the name of a Credit Party after the Closing Date, will be listed on a Copyright Security Agreement Supplement delivered to the Administrative Agent after the Closing Date pursuant to the terms hereof.
(b)    Schedule 5.19(b) (as such Schedule may be updated from time to time by written notice to the Administrative Agent) (i) lists all of the trademarks applied for, registered by or licensed to any Credit Party, if any (including those to be registered or licensed as of the Closing Date, if any), and identifies the Credit Party that applied for, registered or is licensed (or that will register or be licensed, as of the Closing Date) to use each such trademark, (ii) specifies as to each, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been or will be filed), including the respective registration or application numbers and applicable dates of registration or application, and (iii) specifies as to each, as applicable, any material licenses, material sublicenses and other material agreements in existence as of the date hereof (other than any Distribution Agreements) to which any such Credit Party is a party and pursuant to which such Credit Party is authorized to use such trademark. Each trademark set forth on Schedule 5.19(b) that is registered (or will be registered as of the Closing Date) in the name of or licensed (or that will be licensed, as of the Closing Date) to a Credit Party as of the date hereof will be included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent pursuant to Section 4.01(a)(iii)(F) or, with respect to trademarks registered in the name of or licensed to a Credit Party after the Closing Date, will be included on Schedule A to a Trademark Security Agreement (or to a supplement to a Trademark Security Agreement) delivered to the Administrative Agent after the Closing Date pursuant to the terms hereof.
(c)    Except as set forth on Schedule 5.19(c) (as such Schedule may be updated from time to time by written notice to the Administrative Agent), all applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect (other than applications and registrations for trademarks, service marks, trade names and service names that in the aggregate are not material to the business of such Credit Parties) and are not and will not be subject to the payment of any taxes or maintenance fees (other than renewal or extension fees) or the taking of any other actions by any such Credit Party to maintain their validity or effectiveness other than renewals or extensions to maintain the effectiveness thereof.
SECTION 5.20    Agreements.
(a)    No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party is a party, except where such default could not reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 5.20 is a true and complete list as of the Closing Date of (i) all credit agreements, indentures, notes and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Loan Documents, (ii) all Approved Co-Financing Agreements; (iii) all Distribution Agreements, (iv) all joint ventures to which a Credit Party is a party, (v) all agreements or other arrangements pursuant to which any Credit Party has granted a Lien to any Person (other than the Loan Documents), and (vi) all other material contractual arrangements (other than the Loan Documents) entered into by any Credit Party or by which any Credit Party is bound, including but not limited to, material Guarantees and material employment agreements. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 5.20, including all exhibits and schedules thereto. For purposes of clause (vi) above, a contract, agreement or arrangement shall be deemed “material” if any Credit Party reasonably expects that any Credit Party would, pursuant to the terms thereof (A) recognize future fixed revenues (excluding contingent or other profits-based compensation) in excess of $500,000, (B) incur liabilities or obligations in excess of $500,000 (excluding any liabilities or obligations that are (x) included in the Direct Negative Costs of a Picture or Television Product or (y) based on contingent or other profits-based compensation), or (C) could reasonably be likely to suffer damages or losses in excess of $500,000 by reason of the breach or termination thereof.
SECTION 5.21    Rights. From and after the date of the initial Request for Credit Extension for a Covered Product, and at all times with respect to the Existing Pictures, each Credit Party has sufficient right, title and interest in such Covered Product to enable such Credit Party (i) if such Covered Product is being produced by such Credit Party as the “lead studio”, to produce such Covered Product, (ii) to perform its respective obligations under the Distribution Agreements relating to such Covered Product entered into by such Credit Party and to satisfy any qualification requirements thereunder, and (iii) to perform under any sales agency agreement or licensing agreement entered into by a Credit Party with an Approved Foreign Sales Agent or Licensing Intermediary with respect to such Covered Product.
ARTICLE VI
AFFIRMATIVE COVENANTS
From the Closing Date through the Termination Date, each Credit Party agrees that it will, and will cause each other Credit Party to:

SECTION 6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (it being agreed that Ernst & Young, PWC, Deloitte, Green Hasson Janks and KPMG are pre-approved), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2015), an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter presented in comparative form with the balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of the preceding fiscal year, and the related unaudited statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail, certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    Concurrently with the delivery of the financial statements referred to in Section 6.01(a) hereof, a copy of the Annual Business Plan; and
(d)    Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) hereof, a brief narrative report by the Master Servicer outlining the business, financial condition and results of operations of the Credit Parties, in a form reasonably acceptable to the Administrative Agent.
SECTION 6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b),
(i)    a duly completed Compliance Certificate signed by the Borrower;
(ii)    a certificate of an Authorized Officer of the Master Servicer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (A) the Master Servicer has sufficient liquidity to perform all services and other functions required of it by the

Master Services Agreement for the ensuing twelve (12)-month period commencing on the date of such financial statements; and (B) the Liquidity Ratio is greater than or equal to 1.10 to 1.00.
(iii)    an updated copy of Schedules 5.11(a) and 5.11(b) (but, in each such case, only to the extent any of the information on the prior version of such schedule has changed since such schedule was last delivered to the Administrative Agent), which updated schedules are to be true and accurate as of the date of delivery thereof (as opposed to the end of the fiscal quarter or year with respect to which the corresponding financial statements are being delivered);
(iv)    Either (A) an Ultimates Report that includes all Seasoned Pictures with respect to which the Credit Parties have received the underlying ultimates reports prepared by the applicable Ultimates Providers, together with such corresponding ultimates report and all other documentation required by the definition of the term “Ultimates Report” or (B) a written certificate of an Authorized Officer of the Borrower certifying that there is no change to the most recent Ultimates Report delivered by the Credit Parties pursuant to Section 6.02(b);
(v)    following the date on which the first calculation of the Ultimates Verification Ratio is to be prepared in accordance with the definition of such term, a computation of the then current Ultimates Verification Ratio; and
(vi)    following the date on which the Administrative Agent receives the first Ultimates Report which includes five (5) different Seasoned Pictures, regardless of whether the Portfolio ROIC Ratio is then being re-computed pursuant to Section 4.03(c)(ii)(B), a computation of the then current Portfolio ROIC Ratio;
(b)    (i) within thirty (30) days after any ultimates report prepared by an Ultimates Provider with respect to one or more Covered Picture(s) has been received by any Credit Party (and, in any event, no later than the date that is six (6) months following initial theatrical release of the applicable Covered Picture), an Ultimates Report that includes such Covered Picture together with such corresponding ultimates report and all other documentation required by the definition of the term “Ultimates Report” to be delivered with such Ultimates Reports; (ii) together with the first Ultimates Report that includes five (5) different Seasoned Pictures, the initial computation of the Portfolio ROIC Ratio;
(c)    within thirty (30) days after receipt thereof by any Credit Party, a copy of all Participation reports received by a Credit Party from an Approved Co-Financier or Distributor;
(d)    promptly after any written request by the Administrative Agent or any Lender to the Borrower, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, if any, or any audit of any of them, if any;
(e)    within twenty (20) days after the end of each calendar month (the “Borrowing Base Certificate Required Delivery Date”), commencing with the calendar month in which the Borrower delivers the first Request for Credit Extension hereunder, a Borrowing Base Certificate, as at the end of such immediately prior month (or as of the date of any requested Credit Extension, as the case may be), duly certified by an Authorized Officer of the Borrower; provided, that the foregoing reporting requirement shall be deemed satisfied with respect to a particular Borrowing Base Certificate Required Delivery Date if the Borrower has delivered a Borrowing Base Certificate pursuant to Section 4.03 at any time during the thirty (30) days immediately preceding such Borrowing Base Certificate Required Delivery Date;
(f)    promptly after any written request by the Administrative Agent or any Lender to the Borrower, deliver all regular periodic financial reports prepared by or for any Credit Party with respect to each Covered Product for which any Eligible Receivables credit is included in the Borrowing Base prior to its initial United States general commercial exhibition, from the beginning of preproduction of any such Covered Product until such Covered Product is Completed;
(g)    promptly upon written request therefor, any information required by the Administrative Agent, the L/C Issuer or any Lender in order to comply with the USA Patriot Act;
(h)    concurrently with the delivery of each Compliance Certificate, a copy of all Approved Co-Financing Agreements, Distribution Agreements and Notices of Assignment, and of all amendments and waivers to any such document, executed by any Credit Party during the immediately preceding quarter and not previously delivered under this Agreement;
(i)    within thirty (30) days after the conclusion of each Major Film Market and in any event within thirty (30) days after the end of each calendar quarter of the Borrower, an updated sales report and Presale Estimates prepared by an Approved Foreign Sales Agent with respect to any Covered Pictures for which an Unsold Rights Credit is included in the Borrowing Base; and
(j)    promptly, such additional information regarding the business, financial, legal or corporate affairs of the Credit Parties or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
All of the above may be delivered electronically or in hard copy format. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or Bank of America (in its capacity as an Arranger) may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a public offering or is actively contemplating issuing any such securities, (i) all Borrower Materials that the Borrower elects to mark as “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) (x) shall be deemed to have been authorized by the Borrower to be treated by the Administrative Agent, the L/C Issuer and the Lenders as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute or include Information, they shall be treated as set forth in Section 13.07) and (y) are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (ii) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and none of the Administrative Agent and the Lenders shall be released from complying with the confidentiality provisions of Section 13.07.
SECTION 6.03    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, litigation, investigation, proceeding or suspension between a Credit Party and any Governmental Authority or (ii) the commencement of, or any material development in, any litigation or proceeding affecting a Credit Party;
(c)    of the occurrence of any material breach, “event of default” or similar event under any Approved Co-Financing Agreement or Distribution Agreement which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    of any material change in accounting policies or financial reporting practices by a Credit Party; and
(e)    of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating, to the extent applicable, what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) or (c) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.
SECTION 6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable (after giving effect to applicable extensions), all its obligations and liabilities except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, including: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, or upon its income or profits, and all lawful claims that, if unpaid, would by Law become a Lien upon its property (other than Permitted Encumbrances), in each case unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Parties; provided, that the Credit Parties will pay all such Tax liabilities, assessments and governmental charges or levies or lawful claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, or post a bond or other security therefor acceptable to the Administrative Agent; and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
SECTION 6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.06    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.07    Books and Records. Maintain true and complete books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Parties, as the case may be.
SECTION 6.08    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to the customary policies and procedures of such independent public accountants), all at the reasonable expense of the Credit Parties and during normal business hours upon reasonable advance notice to the applicable Credit Party; provided, that, except during the continuance of an Event of Default, such visits shall be limited to one visit, collectively for all Lenders and the Administrative Agent, during any twelve (12)-month period; and provided further, that, during the continuance of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice.
SECTION 6.09    Use of Proceeds. Use the proceeds of the Credit Extensions (and, as further described in Section 2.04(c) above, the proceeds of amounts on deposit in the Operating Account) only to fund:

(a)    the Credit Parties’ share of the Direct Negative Costs, Approved Foreign Sales Agent fees and expenses, Licensing Intermediary fees and expenses, residuals and Participations, in each case, in respect of Covered Products; provided, that the Credit Parties may use the proceeds of the Credit Extensions to fund the foregoing amounts in connection with the production or financing by the Credit Parties of Non-Covered Products up to an amount not to exceed $1,000,000 in the aggregate hereunder during the Revolving Loan Period;
(b)    the payment of interest, fees, costs and expenses owed to any Secured Party under this Agreement or any other Transaction Documents;
(c)    the payment of third party out-of-pocket costs incurred by any Credit Party in connection with any audit of any Covered Product pursuant to any Approved Co-Financing Agreement or any Distribution Agreement;
(d)    subject to limitations set forth herein, Permitted Dividends;
(e)    payment of the MS Overhead Fee in accordance with the Master Services Agreement; and
(f)    the payment of print and advertising costs and other distribution expenses with respect to Covered Pictures if and only if (i) any such expense is a non-cross-collateralized obligation relating only to the applicable Covered Picture and is not recourse in any manner to any other Covered Product; and (ii) based upon a pro forma Borrowing Base Certificate delivered to the Administrative Agent no more than five (5) Business Days prior to the date on which such payment is proposed to be made, the difference between (x) the aggregate Borrowing Base as reflected in such Borrowing Base Certificate minus (y) the then Outstanding Amount, prior to giving effect to the Loans drawn on the applicable date under this clause (f), is no less than $5,000,000; provided, that the aggregate amount that may be funded under this clause (f) during the Revolving Loan Period shall not exceed $5,000,000, without the approval of the Administrative Agent.
SECTION 6.10    No Adverse Selection. Finance all Covered Products initially set for production, financing or acquisition during the Revolving Loan Period by the Master Servicer and its applicable Affiliates described in the Master Services Agreement through the Credit Parties pursuant to a Credit Extension and/or from cash on hand; provided, that:
(a)    If, at the time a Covered Product is initially set for production, financing or acquisition, the Credit Parties would be unable to fund any portion of their share of the Direct Negative Costs of such Covered Product pursuant to a Credit Extension and/or from cash on hand (other than as a result of a Default or Event of Default), taking into account any then-existing Borrowing Base and any Borrowing Base that would be generated from Eligible Receivables, Acceptable Tax Credits or otherwise with respect to such Covered Product, then, so long as no Default or Event of Default has occurred and is continuing at the time such other debt financing is consummated, and so long as the Borrower has previously submitted a written request to the Administrative Agent for applicable waivers under this Agreement to enable such funding and such request has been rejected by the Administrative Agent (or the Required Lenders, as applicable), such Covered Product may be financed on a single-picture or single-season basis only (or single-

series basis if required by third party financing) (including with third party debt financing) by a non-Credit Party Affiliate of the Borrower, including the Master Servicer;
(b)    If, at the time a Covered Product is initially set for production, financing or acquisition, the Credit Parties would be able to fund a portion, but not all, of the Credit Parties’ share of the Direct Negative Costs of such Covered Product pursuant to a Credit Extension and/or from cash on hand (other than as a result of a Default or Event of Default), taking into account any then-existing Borrowing Base and any Borrowing Base that would be generated from Eligible Receivables, Acceptable Tax Credits or otherwise with respect to such Covered Product, then, so long as no Default or Event of Default has occurred and is continuing at the time such other co-financing agreement is consummated, and so long as the Borrower has previously submitted a written request to the Administrative Agent for applicable waivers under this Agreement to enable such funding and such request has been rejected by the Administrative Agent (or the Required Lenders, as applicable), the Credit Parties may elect to enter into a co-financing agreement with the Master Servicer (or a non-Credit Party Affiliate of the Master Servicer reasonably acceptable to the Administrative Agent) for the Master Servicer (or such non-Credit Party Affiliate) to fund the remaining portion of such Direct Negative Costs on terms and pursuant to documentation reasonably acceptable to the Administrative Agent in its sole discretion, in which case, the Administrative Agent shall have (i) a first priority security interest (subject to certain customary permitted liens and subject to intercreditor or Interparty Agreements as may be appropriate) in the Credit Parties’ rights in and to such Covered Product and (ii) a second-priority security interest (subject to certain customary permitted liens and subject to intercreditor or Interparty Agreements as may be appropriate) in the Master Servicer’s (or its Affiliate’s) rights in and to such Covered Product.
SECTION 6.11    Separate Business.
(a)    The Borrower and the other Credit Parties collectively shall at all times:
(i)    maintain and prepare financial reports, financial statements, books and records and bank accounts separate from those of any other Person or entity and not permit any other Person independent access to funds in its bank accounts except as contemplated by the Loan Documents;
(ii)    not commingle its funds and other assets with those of any other Person or entity (other than as expressly permitted hereunder);
(iii)    conduct its own business in its own name and hold all of its assets in its own name and in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(iv)    do all things necessary to observe procedural formalities (including the separateness provisions contained in its Organization Documents), and preserve its existence as a single-purpose, bankruptcy-remote entity;

(v)    be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person;
(vi)    to the extent known by the Borrower, correct any misunderstanding regarding the separate identity of the Borrower;
(vii)    not identify itself as a division or part of any other entity;
(viii)    maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(ix)    not amend, modify or otherwise change its Organization Documents (or suffer the same to be amended, modified or otherwise changed) in any manner that is adverse in any material respect to the interests of any Secured Party, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld); and
(x)    maintain its financial statements, showing its assets and liabilities as separate and apart from those of any other Person (other than its Consolidated Subsidiaries), and not have its assets listed on the financial statements of another Person, except as required by GAAP; provided, however, that any consolidated financial statements will contain a note indicating that it has a separate legal existence with separate creditors, and its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute the obligations of the consolidated entity.
For the avoidance of doubt, this Section 6.11 shall not be construed to prohibit or restrict the Master Servicer and/or the Parent from being accorded credits in connection with any Covered Product as well as issue advertising and press announcements for a Covered Product stating that the Master Servicer and/or the Parent are producers, owners or otherwise affiliated with such Covered Product.
SECTION 6.12    Further Assurances. Promptly upon the reasonable request of the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the Credit Parties’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document.
SECTION 6.13    Audit Rights. Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent or its designee access to the results of, all audits conducted

(a) by any applicable Credit Party of any third party Approved Co-Financier or Distributor, partnership or joint venturer, or (b) by any other contract counterparty of such Credit Party. Upon the reasonable request of the Administrative Agent, to the extent that a Credit Party has the right to conduct such audits, exercise the applicable Credit Party’s audit rights under any Approved Co-Financing Agreement or Distribution Agreement. If any Credit Party fails to initiate such audit within a reasonable period of time following the Administrative Agent’s reasonable request or if an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exercise directly such Credit Party’s audit rights under any Approved Co-Financing Agreement or Distribution Agreement with respect to any Covered Product.
SECTION 6.14    Insurance.
(a)    Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with customary industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable replacement value of the property insured or such lesser amounts, and with such self‑insured retention or deductible levels, as are consistent with normal industry standards.
(b)    Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with customary standards.
(c)    Maintain, or cause to be maintained, in effect during the period from the commencement of1 principal photography of each Covered Product produced by a Credit Party, or from the date of acquisition of each Covered Product acquired by any Credit Party, through the third anniversary of the date on which such Covered Product is initially released and as otherwise required by applicable contracts to which a Credit Party is a party, a so‑called “Errors and Omissions” policy covering all such Covered Products, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for pictures or television products of like type, but at a minimum to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto which support any Borrowing Base credit attributed to such Covered Product.
(d)    Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Covered Product (i) until such time as the Administrative Agent shall have been provided with reasonably satisfactory evidence of the existence of one negative or master tape in one location and the existence of an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Covered Product, insurance on the negatives and sound tracks or master tapes of such Covered Product in an amount not less than the cost of re-shooting the principal photography of the Covered Product and otherwise re-creating such Covered Product and (ii) until principal photography of such Covered Product has been concluded, a cast insurance policy with respect to such Covered Product, which provides coverage to the extent and in such manner as is customary for pictures or television products of a like type, but at minimum to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto; provided, that this paragraph (d) shall not apply if such Covered Product is being co-financed with a Major Studio acting as “lead studio” and either (i) such Major Studio fully indemnifies, or agrees to fully refund the co-financing contribution of, the applicable Credit Party that enters into the related Approved Co-Financing Agreement if such Covered Product is abandoned or (ii) the co-financing contribution of the applicable Credit Party is not required to be funded until a date which is either (A) after such Covered Product has been Completed or (B) in the case of a theatrical Covered Picture, no earlier than forty-five (45) days prior to the scheduled theatrical release date for such Covered Picture.
(e)    Cause all such above‑described insurance (excluding worker’s compensation insurance) to: (i) provide for the benefit of the Lenders that at least thirty (30) days’ prior written notice of cancellation, termination, non‑renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Secured Parties as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that so long as no Event of Default shall have occurred and be continuing, production insurance recoveries received by a Credit Party prior to Completion or abandonment of a Covered Product may be utilized to finance the production of such Covered Product or as may otherwise be provided in the applicable Completion Bond documents; provided, further, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Secured Parties shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured including, without limitation, under any “Errors and Omissions” policy.
(f)    Render to the Administrative Agent upon the written request of the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage including such detail as the Administrative Agent may reasonably request.
SECTION 6.15    Subsidiaries. Deliver to the Administrative Agent, promptly after the formation or acquisition of a new Subsidiary of a Credit Party following the Closing Date (and in any event within thirty (30) days after any such Subsidiary is formed or acquired, or such longer period agreed to by the Administrative Agent in its reasonable discretion with respect to a particular Subsidiary), (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC financing statement (or foreign equivalent) naming such Subsidiary as debtor and the Administrative Agent as secured party, (iii) organizational documents of the type described in Sections 4.01(a)(iii)(H) and (a)(iv) to the extent that the Equity Interests of such Subsidiary owned by a Credit Party have not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties), an executed pledge agreement and (to the extent certificated) the certificates with respect to such Subsidiary’s Pledged Subsidiary Securities together (in the case of Pledged Subsidiary Securities comprising capital stock) with undated stock powers executed in blank, as applicable, or any comparable documents for non-corporate entities.
SECTION 6.16    Contracts. Duly perform and observe all material terms and provisions of each Distribution Agreement, each Acceptable Co-Financing Agreement, the Master Services Agreement and each other material contract (in each such case) to be performed or observed by a Credit Party, and use commercially reasonable efforts to diligently protect and enforce (or cause to be protected and enforced) the applicable Credit Party’s rights under each such contract in accordance with its terms and in a manner consistent with prudent business judgment.
SECTION 6.17    Copyrights and Trademarks.
(a)    Within sixty (60) days after (i) the initial release of each Covered Product, to the extent any Credit Party is or becomes the copyright proprietor in respect of such Covered Product or otherwise acquires a copyrightable interest in such Covered Product, or (ii) any Credit Party acquires any trademark, service mark, trade name or service name, take any and all actions necessary to register (as applicable) the copyright for such Covered Product, any other copyrightable interest therein or any such trademark, service mark, trade name or service name, in the name of such Credit Party (subject, in the case of the Credit Parties, to a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Copyright Security Agreement or a Trademark Security Agreement, as applicable) in conformity with the laws of the United States and such other jurisdictions as the Administrative Agent may reasonably specify, and promptly deliver to the Administrative Agent, if not previously delivered, (x) written evidence of the submission for registration (or registration, if available) of any and all such copyrights, copyrightable interests, trademarks, service marks, trade names and/or service names (as applicable) for inclusion in the Collateral under this Agreement and (y) a Copyright Security Agreement Supplement or a Trademark Security Agreement relating to such copyrights, copyrightable interests, trademarks, service marks, trade names and/or service names (as applicable), executed by such Credit Party.
(b)    Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to any Covered Product in which such Credit Party owns a copyrightable interest and any trademark, service mark, trade name or service name that such Credit Party acquires, and promptly record, or cause to be recorded, if such interest may be recorded with the United States Copyright Office, the United States Patent and Trademark Office or such other jurisdictions, such instruments of transfer on the United States Copyright Register or the United States Trademark Register and such other jurisdictions as the Administrative Agent may reasonably specify.
SECTION 6.18    Laboratories; No Removal. To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any Covered Product, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such Covered Product and, in the case of the Credit Parties, deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, then the applicable Credit Party shall deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to a Credit Party requesting any such Laboratory to deliver any negative or other preprint or sound track material or master tapes to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement or Laboratory Access Letter, as the case may be (including the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any Covered Product that are owned or co-owned by a Credit Party to a location outside the United States, Canada, the United Kingdom or such other jurisdiction satisfactory to the Administrative Agent in its sole discretion; provided, that, before any such materials may be held at a Laboratory located outside of the United States, Canada or the United Kingdom, if requested by the Administrative Agent in order to properly evidence its pledgeholder status under local law, appropriate local law security documents in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent.
SECTION 6.19    Distribution Agreements; Letters of Credit.
(a)    From time to time (i) furnish to the Administrative Agent such information and reports in the possession of or reasonably available to a Credit Party regarding the Distribution Agreements as the Administrative Agent may reasonably request, and (ii) upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, make such demands and requests to the other parties to Distribution Agreements for information and reports or for action as the applicable Credit Party is entitled to make under each such Distribution Agreement.
(b)    Promptly upon receipt thereof by a Credit Party, deliver to the Administrative Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) that are issued for the benefit of such Credit Party (as opposed to a Licensing Intermediary) and have been received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof and the face amount which exceeds $100,000; provided, that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, upon written request by a Credit Party, release any such letter of credit to the applicable Credit Party in order to permit such Credit Party to present such letter of credit at the time of a drawing.
(c)    Take all commercially reasonable action on its part to be performed necessary to effect timely payments under all letters of credit that are issued for the benefit of a Credit Party, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.
SECTION 6.20    Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be duly paid and discharged, all claims for labor, materials, or supplies which, if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party, except for any such amounts which if unpaid, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; provided, however, that any such claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto (if reserves shall be deemed necessary by such Credit Party in its good faith business judgment) or if the aggregate amount of such claims does not exceed $50,000; and

provided, further, that such Credit Party will pay all such claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor, or post a bond or other security therefor. Each Credit Party will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness incident to its operations.
SECTION 6.21    Liens. Defend the Collateral against any and all Liens howsoever arising (other than Permitted Encumbrances) and the first priority status of the Lien in favor of the Administrative Agent (on behalf of the Secured Parties) therein (prior to all Liens other than Specified Permitted Encumbrances in the case of all Collateral other than certificated Pledged Securities, and prior to all Liens in the case of certificated Pledged Securities), and in any event defend against any attempted foreclosure (other than a foreclosure by the Administrative Agent under the Loan Documents).
SECTION 6.22    Bank Accounts. Promptly upon the establishment of any new deposit account of a Credit Party or Third Party Collection Account following the Closing Date, inform the Administrative Agent of the location and purpose of such deposit account or Third Party Collection Account and, except as otherwise expressly agreed by the Administrative Agent in writing, promptly cause the applicable Credit Party to enter into an Account Control Agreement with the Administrative Agent with respect thereto. Within thirty (30) days following the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Credit Parties shall deliver, or shall cause to be delivered, to the Administrative Agent an Account Control Agreement with respect to the Collection Account and the Operating Account.
SECTION 6.23    Licensing Intermediaries. To the extent a Credit Party retains a Licensing Intermediary in connection with the distribution or other exploitation of a Covered Product, no later than the initial Credit Extension for such Covered Product, cause such Licensing Intermediary to execute and deliver to the Administrative Agent a Licensing Intermediary Security Agreement, which such agreement shall in any event (i) grant to the Administrative Agent (for the benefit of the Secured Parties) a first priority security interest in any distribution or other exploitation rights with respect to such Covered Product which are to be licensed to or through such Licensing Intermediary on behalf of a Credit Party and in any proceeds thereof (including any letters of credit) and (ii) include such Licensing Intermediary’s agreement to remit all gross receipts with respect to such Covered Product that are received by such Licensing Intermediary on behalf of a Credit Party, net of its customary fees and expenses, to a Collection Account (or, to the extent necessary to facilitate the transaction, a collection account in the name of such Credit Party at a bank located in the jurisdiction of such Licensing Intermediary; provided, that such Credit Party shall promptly transfer such amounts to a Collection Account) as soon as practicable after its receipt thereof.
ARTICLE VII
NEGATIVE COVENANTS
From the Closing Date through the Termination Date, each Credit Party agrees that it will not, and will not allow any other Credit Party to:
SECTION 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names a Credit Party as debtor, or assign any accounts or other right to receive income, other than the following (the “Permitted Encumbrances”):
(a)    Liens pursuant to any Loan Document;
(b)    bankers’ Liens, rights of set-off and other similar Liens for uncollected items and routine fees and expenses arising in the ordinary course of business;
(c)    Liens for Taxes and other governmental charges and assessments (and other Liens imposed by Law) not yet delinquent or being contested in good faith by appropriate proceedings pursuant to the terms of Section 6.04 and as to which appropriate reserves (in the reasonable judgment of the Borrower) are being maintained, unless and until (to the extent the Credit Parties have not posted a bond or other security therefor) any Lien resulting therefrom attaches to its property;
(d)    restrictions on transfers of Securities under applicable Laws;
(e)    restrictions on the transfer or assignment of rights under an Approved Co-Financing Agreement or a Distribution Agreement;
(f)    Liens arising out of judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;
(g)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(f); and
(h)    Liens pursuant to written security agreements in favor of guilds that are required pursuant to collective bargaining agreements, on customary terms reasonably satisfactory to the Administrative Agent; provided, that, with respect to any such Lien which is filed after the Closing Date but prior to the filing of the Liens granted to the Administrative Agent on a Covered Product, the Administrative Agent shall have received an intercreditor agreement in form and substance reasonably satisfactory to it;
(i)    Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories, optical and sound houses, post-production facilities and suppliers of materials and equipment;
(j)    Liens granted by a Credit Party in favor of Distributors to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business; provided, that, if required by the Administrative Agent, such Liens are subject to an Interparty Agreement or an intercreditor agreement satisfactory to the Administrative Agent;

(k)    Liens granted by a Credit Party in favor of an Approved Co-Financier pursuant to an Approved Co-Financing Agreement, provided that, if required by the Administrative Agent, such Liens are subject to a Co-Financing Intercreditor Agreement;
(l)    Liens in favor of a Completion Guarantor in connection with a Covered Product to secure the rights of such Completion Guarantor to recoup its contribution to the Direct Negative Costs of such Covered Product and its obligation to Complete and deliver the Covered Product under the applicable Completion Bond; provided, that such Liens are granted on customary terms and are limited to such Covered Product and the proceeds thereof; provided, further, that, if required by the Administrative Agent, such Liens are subject to an Interparty Agreement or an intercreditor agreement satisfactory to the Administrative Agent;
(m)    Liens securing the obligations of any applicable Credit Party under any Secured Hedge Agreement;
(n)    Liens securing transactions permitted under Section 7.22;
(o)    possessory Liens (other than those permitted under Section 7.01(i)) which (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not more than thirty (30) days overdue and (iii) do not secure Indebtedness;
(p)    deposits (i) under worker’s compensation, unemployment insurance, old age pensions and other social security laws, other than any Lien imposed by ERISA or (ii) to secure statutory obligations or surety, appeal, performance or other similar bonds and other obligations of a like nature (other than completion bonds), in each case incurred in the ordinary course of business;
(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)    Liens arising from precautionary UCC financing statements or comparable filings made under similar legislation in respect of operating leases entered into by any Credit Party;
(s)    Liens in respect of any co-financing permitted under Section 6.10(b) hereof, limited to the applicable Covered Product and related assets; provided, that, if required by the Administrative Agent, such Liens are subject to an intercreditor agreement;
(t)    Liens securing purchase money Indebtedness permitted under Section 7.02(l) hereof and granted to a vendor or other Person financing the acquisition of property, plant or equipment; provided that such Liens only cover the property so purchased and are acceptable to the Administrative Agent in its reasonable discretion and the Indebtedness secured thereby does not exceed the acquisition cost of the particular assets acquired;
(u)    to the extent constituting Liens, deposits to secure a Guarantor’s performance as a lessee under leases of real or personal property to be used as production services offices for a Covered Product in an aggregate amount not to exceed $1,000,000 at any one time outstanding; and

(v) with respect to the Existing Pictures only, the Liens approved by the Administrative Agent.
SECTION 7.02    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    obligations (contingent or otherwise) existing or arising under any Secured Hedge Agreement, provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign currency exchange rates and (ii) such Secured Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(b)    Indebtedness under the Loan Documents;
(c)    Indebtedness in respect of inter-company advances or inter-company receivables between one or more Credit Parties;
(d)    to the extent constituting Indebtedness, Guaranties permitted pursuant to Section 7.03;
(e)    liabilities incurred in the ordinary course of business relating to Participations, other contingent compensation and/or Residuals incurred with respect to the production, distribution, acquisition or other exploitation of Covered Products;
(f)    Indebtedness of a Credit Party to an Approved Co-Financier in relation to a Covered Product; provided that (i) such Indebtedness is non-recourse to the assets of the Credit Parties other than with respect to the applicable Covered Product being co-financed between the Credit Party and such Approved Co-Financier and (ii) if required by the Administrative Agent, a Co-Financing Intercreditor Agreement has been received by the Administrative Agent with respect to such co-financing;
(g)    unsecured liabilities for acquisitions of rights in any Covered Product and trade payables in each case incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;
(h)    Indebtedness arising in connection with transactions permitted under Section 7.22;
(i)    to the extent constituting Indebtedness, amounts payable to a Completion Guarantor from the proceeds of a Covered Product to recoup its contribution of completion sums to such Covered Product and other amounts recoupable by such Completion Guarantor with regard to such Covered Product pursuant to the terms of the applicable Completion Bond;
(j)    Indebtedness of a Credit Party to the Master Servicer (or a non-Credit Party Affiliate of the Master Servicer reasonably acceptable to the Administrative Agent) in connection with any co-financing permitted under Section 6.10(b); provided, that (i) such Indebtedness is non-recourse to the assets of the Credit Parties other than with respect to the applicable Covered Product and the related assets being co-financed between the Credit Party and such Person and (ii) if required by the Administrative Agent, an intercreditor agreement has been received by the Administrative Agent with respect to such co-financing;
(k)    to the extent constituting Indebtedness, unsecured amounts from time to time owed by the Borrower to the Master Servicer pursuant to the Master Services Agreement; and
(l)    Indebtedness in respect of secured purchase money financing (including Capital Lease) to the extent permitted by Section 7.01(t), in an amount not to exceed $250,000 in the aggregate at any one time outstanding.
SECTION 7.03    Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:
(a)    performance guaranties in the ordinary course of business under guild agreements (including for Residuals), or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or exploitation of any Covered Product by or for a Credit Party;
(b)    the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
(c)    the Guaranties made by the Guarantors pursuant to Article XI hereof;
(d)    customary Guaranties in connection with Participations, Residuals and deferments relating to a Covered Product; and
(e)    Guaranties by the Borrower or a Guarantor of obligations of another Credit Party, which obligations the Borrower or such Guarantor would have been entitled to incur directly as a primary obligor without violating the terms of any Loan Documents.
SECTION 7.04    Investments. Make or hold any Investments, except for:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments directly related to the development, production, acquisition, distribution and other exploitation of Covered Products;
(c)    Investments made in accordance with Section 12.02;
(d)    Investments in the form of Secured Hedge Agreements permitted under Section 7.02(a) hereof; and
(e)    to the extent constituting Investments, Guaranties permitted under Section 7.03;

(f)    to the extent constituting Investments, inter-company Indebtedness permitted under Section 7.02(c);
(g)    Investments by a Credit Party in any other Credit Party;
(h)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors, or in settlement of delinquent obligations arising in the ordinary course of business; and
(i)    Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 7.22.
SECTION 7.05    Fundamental Changes. Merge or consolidate with or into, or acquire all or substantially all of the assets, stock or other Equity Interests of, or otherwise combine with or acquire, any other Person, or dissolve or liquidate (whether in one transaction or in a series of transactions), except:
(a)    any Credit Party may merge with and into, or transfer assets to, another Credit Party; provided, however, that if any such transaction involves the Borrower, then the Borrower must be the surviving entity in each such transaction;
(b)    any Guarantor may dissolve so long as all of the assets owned by such Guarantor, if any, are transferred to another Credit Party; and
(c)    any Guarantor may merge with any other solvent Person that is not a Credit Party provided that (a) such Guarantor is the surviving entity and (b) such Guarantor would have been permitted to purchase the Equity Interests of such Person pursuant to Section 7.04.
SECTION 7.06    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    as permitted or required under any other provision of this Agreement;
(b)    licenses and sales of distribution or exploitation rights in Covered Products pursuant to Distribution Agreements, agreements with Licensing Intermediaries or Approved Co-Financing Agreements in the ordinary course of business;
(c)    any Disposition pursuant to an Approved Co-Financing Agreement;
(d)    any Disposition of equipment or other property, to the extent that (i) such property is used, obsolete, worn out or surplus, (ii) such property is exchanged for credit against the purchase price of replacement property or (iii) the proceeds thereof are reasonably promptly applied to the purchase price of replacement property;
(e)    Dispositions without recourse of accounts receivable solely for the purpose of collection thereof in the ordinary course of business;

(f)    Dispositions of cash and Cash Equivalents not in violation of the terms hereunder;
(g)    Dispositions of Qualifying Tax Receivables and other tax deductions, rebates, credits and/or refunds so long as the transactions relating thereto are on terms (including an acceptable present-valued rate of return on the assets being transferred) and pursuant to documentation reasonably satisfactory to the Administrative Agent;
(h)    as permitted under Section 7.22;
(i)    any Disposition pursuant to a Completion Bond or the corresponding completion agreement in favor of the relevant Completion Guarantor; and
(j)    pursuant to Liens permitted by Section 7.01.
SECTION 7.07    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that: (i) the Borrower may make and pay Permitted Dividends, (ii) each direct or indirect Subsidiary of the Borrower may make Restricted Payments to any Credit Party that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, (iii) each direct or indirect Subsidiary of the Borrower may make Restricted Payments to any non-Affiliate party holder of any Equity Interests of such Subsidiary (pro rata with dividends or distributions to the relevant Credit Party that holds Equity Interests of such Subsidiary in proportion to the respective beneficial ownership interests in such Subsidiary by such Credit Party and such non-Affiliate party holder) payable from the receipts or other proceeds derived from the relevant Covered Product in which such Subsidiary holds any rights; provided, that the amount of such receipts or other proceeds has been appropriately deducted from all Borrowing Base computations, and (iv) the Borrower may make and pay Restricted Payments payable solely in additional Equity Interests issued by the Borrower; provided, that such additional Equity Interests are pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Equity Pledge Agreement as Pledged Borrower Securities.
SECTION 7.08    Overhead/Development. Make any payment in respect of (a) overhead, internal fees or similar expenses to, or on behalf of, a Credit Party or any Affiliate thereof (other than the MS Overhead Fee and up to $250,000 in any twelve (12) month period for overhead costs of the Credit Parties); or (b) the development of any Picture or Television Product (other than to the extent included in the Direct Negative Costs of a Covered Product with respect to which the conditions in Section 4.2 have been satisfied).
SECTION 7.09    Nature of Activities. Engage in any activity other than the development, production, acquisition and financing of Covered Products, the distribution or other exploitation of Covered Products (which shall include the advertising thereof), and such other activities reasonably related thereto or as otherwise required by or expressly contemplated in the Transaction Documents.

SECTION 7.10    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Credit Party, whether or not in the ordinary course of business, unless such transaction: (i) is on fair and reasonable terms substantially as favorable to the Credit Parties as would be obtainable by the Credit Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (ii) is solely between or among Credit Parties; or (iii) is expressly contemplated by the Loan Documents (e.g., the Master Services Agreement).
SECTION 7.11    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than any Loan Document) that: (a) limits the ability of a Credit Party to create, incur, assume or suffer to exist Liens on property of such Credit Party; or (b) requires the grant of a Lien to secure an obligation of a Credit Party if a Lien is granted to secure another obligation of such Credit Party.
SECTION 7.12    Use of Proceeds. Use, or permit the use of, the proceeds of the Credit Extensions or amounts on deposit in the Operating Account other than for the purposes set forth in Section 6.09.
SECTION 7.13    Amendments and Waivers.
(a)    Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of, (i) any Approved Co-Financing Agreement, Distribution Agreement or any other material agreement to which any Credit Party is a party, in each case, in a manner that would materially increase the conditions to or materially delay the timing of or materially decrease the Credit Parties’ receipts thereunder, materially decrease the conditions to or materially increase the timing of or materially increase the Credit Parties’ payments thereunder, or is otherwise adverse in any material respect to the interests of any Secured Party under the Loan Documents; (ii) any of its Organization Documents (as defined in the Borrower Bylaws) as in effect on the Closing Date (or, with respect to the Organization Documents of any Credit Party formed after the Closing Date, the date originally entered into) or the Master Services Agreement, in each case, in any manner that is adverse in any material respect to the interests of any Secured Party under the Loan Documents, in each case, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld); or (iii) any organizational documents of Holdings.
(b)    The applicable Credit Party shall provide the Administrative Agent with a substantially final form of any such amendment, alteration, modification, waiver or agreement referred to in clause (a) above prior to the execution thereof, and promptly following the execution of any such document, the Borrower shall provide the Administrative Agent with an executed copy thereof.
SECTION 7.14    Deposit or Other Accounts. Open or maintain any deposit or other account other than (a) the Collateral Accounts and (b) any other deposit or other account for which an Account Control Agreement shall have been executed and delivered to the Administrative Agent substantially concurrently with the opening of any such account (except as otherwise expressly agreed by the Administrative Agent in writing).

SECTION 7.15    Capital Expenditures. Make, incur or suffer to exist any obligation to make, Capital Expenditures not includable in the Direct Negative Costs of a Covered Product.
SECTION 7.16    Accounting Changes. Make (a) any material change in accounting policies or reporting practices, except as required by GAAP or applicable Laws, or (b) any change to its fiscal year.
SECTION 7.17    Places of Business; Change of Name, Jurisdiction. Change the location of its chief executive office or principal place of business, its name as it appears in official filings in its jurisdiction of organization, its entity type, its jurisdiction of organization or its organizational identification number without in each case giving the Administrative Agent prior written notice of such change and assisting the Administrative Agent with filing any additional UCC financing statements and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in the Collateral.
SECTION 7.18    Investment Exposure. Permit the aggregate Investment Exposure for all Uncompleted Covered Products that are not subject to a Completion Bond to exceed $6,000,000 at any time.
SECTION 7.19    Subsidiaries. Establish, create, acquire or permit to exist any Subsidiary except to the extent that the requirements of Section 6.15 hereof have been met with respect to such Subsidiary.
SECTION 7.20    Sanctions. Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any individual or entity participating in the credit facility provided hereunder, whether as Lender, L/C Issuer, Arranger, Administrative Agent, Bookrunner or otherwise) of Sanctions.
SECTION 7.21    Co-Productions and Co-Financings. Engage in any co-production or co-financing arrangement with a third Person unless such arrangement is either (a) documented pursuant to an Approved Co-Financing Agreement; (b) permitted under Section 6.10(b); or (c) otherwise approved by the Administrative Agent in its sole discretion.
SECTION 7.22    Sale and Leaseback; Soft Dollar Transactions.
(a)    Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in a Covered Product and acquires or licenses the right to distribute or exploit such Covered Product in media and markets accounting for substantially all the value of such Covered Product except such transactions as approved by the Administrative Agent in its sole discretion; provided, however, that with the consent of the Administrative Agent, a Credit Party can enter into a sale and leaseback transaction and the Administrative Agent will release its Liens relating to the relevant Covered Product, subject to reattachment to all of the distribution rights, for equivalent periods, as were held by the Credit Parties immediately prior to such sale and leaseback transaction; provided, further, that the transaction (x) would not decrease the amount of revenue to be received by the Credit Party by more than a nominal amount (or delay the anticipated timing of receipt of such revenue) to be used to satisfy the Obligations, (y) would not result in the Administrative Agent (for the benefit of the Secured Parties) not having a first priority perfected Lien in the portion of gross receipts to be applied in satisfaction of the Obligations or in the other items of Collateral subject, in each case, to Specified Permitted Encumbrances; and (z) is subject to customary documentation reasonably acceptable to the Administrative Agent.
(b)    Enter into any Soft Dollar Transaction to the extent such transaction violates the applicable covenants set forth in Article VI and/or this Article VII, unless waived by the Administrative Agent pursuant to Section 9.10(e); provided that nothing in this clause (b) prohibits the Credit Parties from entering into Soft Dollar Transactions that comply with the terms of this Agreement.
SECTION 7.23    Distribution Expenses. Except as otherwise expressly provided in Section 6.09 above, make any payment of distribution expenses or reimburse any Distributor, Major Studio or any other party for distribution expenses or for any shortfall, deficit or losses on account of distribution expenses (in any such case) from a Credit Party’s own funds or share of receipts; provided, that the foregoing shall not restrict (a) the Credit Parties from paying or reimbursing sales expenses to an Approved Foreign Sales Agent or (b) Distributors and Approved Co-Financiers from recouping and deducting distribution expenses from the gross receipts of a Covered Product pursuant to a Distribution Agreement or an Approved Co-Financing Agreement.
SECTION 7.24    Holding Company. Permit Holdings to (a) engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) the maintenance of its corporate existence, (iii) the participation in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Credit Parties, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) any other activities consented to by the Administrative Agent in writing in its sole discretion; (b) incur any Indebtedness or any Guaranty obligation therefor other than the nonrecourse pledge of its Equity Interests in the Borrower to the Administrative Agent as contemplated hereby; (c) grant any Lien in and to any of its assets other than the Pledged Borrower Collateral (in which Holdings has granted a Lien pursuant to the Loan Documents and with respect to which Holdings is precluded from encumbering at all times hereunder), and any Liens purported to be granted by it in contravention of the foregoing shall be null and void ab initio; or (d) hire any employees or similar personnel.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
SECTION 8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower or any other Credit Party fails to (i) pay, when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) deposit any funds as Cash Collateral in respect of L/C Obligations when and as required by the terms hereof, or (ii) within three (3) Business Days after the same becomes due, pay any interest on any Loan or on any L/C Obligation or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, pay any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.09 or Article VII; or (ii) the Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(a), 6.02(b), 6.02(e) or 6.03 and such failure continues for ten (10) Business Days after the earlier of the date on which (A) the Borrower receives notice thereof or (B) any Authorized Officer obtains actual knowledge thereof; or
(c)    Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) the Borrower receives notice thereof or (ii) any Authorized Officer obtains actual knowledge thereof; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and shall remain incorrect for thirty (30) days; or
(e)    Insolvency Proceedings, Etc. The Borrower, any other Credit Party, Holdings, the Parent or the Master Servicer institutes or consents to the institution of any proceeding with respect to itself under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or takes any action to authorize, or in contemplation of, any of the foregoing; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(f)    Inability to Pay Debts; Attachment. (i) The Borrower or any other Credit Party or the Master Servicer or Holdings becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any other Credit Party, Holdings or the Master Servicer and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(g)    Judgments. There is entered against the Borrower or any other Credit Party or the Master Servicer or Holdings (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(h)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party, the Master Servicer, Holdings or any other third Person contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party or the Master Servicer or Holdings denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document in writing; or
(i)    Cross-Default. (i) A material breach by either party under, or a termination of, the Master Services Agreement occurs; (ii) default shall be made with respect to any payment of any Indebtedness of any Credit Party to a third Person in excess of $250,000 in the aggregate at any one time outstanding when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default is not remedied, cured, waived or consented to within the grace period with respect thereto; or (iii) a material default shall be made by a Credit Party (and shall continue after the expiration of any applicable cure period therefor) under, or a material payment default shall be made by an Approved Co-Financier (and shall continue after the expiration of any applicable cure period therefor) under, any Approved Co-Financing Agreement and (in either such case) the Borrower has not demonstrated to the satisfaction of the Administrative Agent prior to the expiration of any applicable cure period that the Credit Parties have sufficient Borrowing Base availability hereunder and/or liquidity to fully finance such Approved Co-Financier’s share of the Direct Negative Cost of the relevant Covered Product; or
(j)    Change of Control; Change in Management. There shall occur either (i) a Change of Control; or (ii) a Change in Management that continues for six (6) months; or
(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV and Article VI shall for any reason (other than pursuant to the terms thereof) cease to create (as the case may be) (i) a valid and perfected first priority Lien (prior to all other Liens) on the Pledged Collateral or (ii) a valid and perfected Lien (prior to all other Liens except for Permitted Encumbrances) on the other Collateral purported to be covered thereby; or

(l)    Swap Contracts. Any termination event or default shall occur under any Swap Contract to which a Credit Party is a party and the Swap Termination Value owed by such Credit Party as a result thereof is greater than the Threshold Amount;
(m)    Investment Company. A Credit Party or any Person Controlling a Credit Party becomes or is required to become registered as an “investment company” under the Investment Company Act of 1940;
(n)    Master Servicer MAE. There shall occur any change or effect that has a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of the Master Servicer in a manner that materially impairs the ability of the Master Servicer to render the services contracted under, and otherwise perform under, the Master Services Agreement; or
(o)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and any Credit Party becomes subject to liability in an aggregate amount in excess of the Threshold Amount.
SECTION 8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
SECTION 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order subject only to Section 10.07, as applicable:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal and interest of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and all other Obligations (other than that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Third held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized; and
Last, the balance, if any, after the Termination Date, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such

Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
SECTION 9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer;
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;
(f)    shall not be responsible for any assignment by a Lender rendered void as a result of the assignee being a Competitor; and
(g)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor; or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.

SECTION 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or other financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent (in consultation with the other Lenders), may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and/or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) other than in its capacity as a Lender. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other

Loan Documents as an L/C Issuer (and not as a Lender), and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
SECTION 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner, Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
SECTION 9.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 13.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 13.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 13.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders (an “Administrative Agent Assignment”), as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.10    Collateral Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)    to enter into any intercreditor and/or interparty arrangements on terms acceptable to the Administrative Agent;
(c)    to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral (including any bank account) and that such Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties); and
(d)    to confirm in writing the right of Quiet Enjoyment of Distributors (which are not an Affiliate of any Credit Party) pursuant to the terms of Section 10.14;
(e)    to approve the terms and conditions of (A) any sale or leaseback transaction pursuant to Section 7.22(a) hereof and (B) any Soft Dollar Transaction that does not comply with the applicable covenants contained in Article VI and/or Article VII, to the extent the Administrative Agent reasonably determines that such Soft Dollar Transaction will provide a positive net benefit towards the Direct Negative Cost of the applicable Covered Product and is otherwise consistent with the risk profile of the Credit Parties contemplated under the terms hereof relating to the production of Covered Products, and in each of the foregoing cases of clauses (A) and (B) above to take any action it deems appropriate to facilitate the completion of such transaction;
(f)    to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary of a Credit Party as a result of a transaction permitted under the Loan Documents; and
(g)    to waive the conditions set forth in Sections 4.03(a) and (b) with respect to any Credit Extension to be used to pay any Direct Negative Costs for any Uncompleted Covered Product for which the Lenders have made an initial Credit Extension so long as (i) the failure to satisfy such condition is not related to (w) a Credit Party’s actual fraud or willful misconduct, (x) the failure to pay any Obligations hereunder (including, without limitation, by virtue of any Overadvance) due and owing after the applicable grace period has expired, (y) an event described in Section 8.01(e) with respect to any Credit Party or (z) any challenge to or impairment of the Administrative Agent’s first priority perfected Lien in the Collateral (subject, except in the case of Pledged Securities, to Specified Permitted Encumbrances), (ii) there has been no abandonment of production of such Covered Product and (iii) no Credit Extension shall be extended under this paragraph if, prior to or as a result of the extension of same, an Overadvance would exist; provided, that (x) all Loans made under the circumstances described in this paragraph shall (unless otherwise approved by the relevant

Completion Guarantor, if any, and the Administrative Agent) be funded directly into a Production Account or (if such Picture or Television Product is being co-financed by a Major Studio acting as the “lead studio”) to the relevant Approved Co-Financier and (y) no such Credit Extension shall operate as a waiver of any Default or Event of Default and all rights and remedies of the Administrative Agent and the other Secured Parties hereunder and under the other Loan Documents are hereby preserved.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to perform any of the foregoing acts pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence any of the foregoing acts, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.11    Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
ARTICLE X
GRANT OF SECURITY INTERESTS; REMEDIES
SECTION 10.01    Security Interests. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each Guarantor, as security for its obligation under Article XI, hereby grants, mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Administrative Agent (for the benefit of the Secured Parties) a valid and perfected security interest in all Credit Party Collateral that it owns or purports to own (prior to all Liens other than Specified Permitted Encumbrances).

SECTION 10.02    Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Agreement and the other Loan Documents, a Credit Party may use its Credit Party Collateral (including amounts held in the Collateral Accounts) in any lawful manner except as otherwise provided hereunder or thereunder; provided, that a Credit Party shall not have access to the cash it has elected to include in item (a) of the Borrowing Base unless the Administrative Agent shall have received at least three (3) Business Days’ prior written notice of the proposed date of the withdrawal, together with a pro forma Borrowing Base Certificate calculated after giving effect to such requested withdrawal that reflects the removal of such cash will not cause a Borrowing Base deficiency.
SECTION 10.03    Collection Accounts.
(a)    The Borrower will establish or maintain (or, subject to Section 10.3(d), will cause a Third Party Collection Agent to establish and maintain) one or more collection bank accounts (each, a “Collection Account”) at the office of the Administrative Agent, and the Credit Parties will direct (x) each account debtor of any Credit Party (including, without limitation, Acceptable Obligors, account debtors under Acceptable Tax Credits (to the extent permitted under the applicable program), Approved Co-Financiers and Licensing Intermediaries) to remit all amounts due and payable to any Credit Party directly to the applicable Collection Account (or, solely in the case of foreign receivables relating to Covered Products that are licensed through a Licensing Intermediary, to a Licensing Intermediary Bank Account) and (y) each Hedge Bank to remit to a Collection Account all payments due to any Credit Party under or in respect of the Secured Hedge Agreements, if any. Prior to the occurrence and continuance of an Event of Default, the Borrower shall disburse all amounts on deposit in any Collection Account (other than amounts on deposit in Third Party Collection Accounts) pursuant to Section 2.04(c).
(b)    The Borrower will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 10.03.
(c)    In the event the Credit Parties receives payment from any Person, which payment should have been remitted directly to a Collection Account, the Credit Parties shall hold such payment or proceeds in trust for the Administrative Agent (for the benefit of the Secured Parties) and shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Agreement.
(d)    In the event that, pursuant to an Approved Co-Financing Agreement, the applicable Approved Co-Financier requires that an independent collection account manager manage the Collection Account for the applicable Covered Product, the Credit Parties may engage Fintage Collection Account Management B.V., Freeway CAM B.V. or another collection account manager approved by the Administrative Agent (each, a “Third Party Collection Agent”) to establish, maintain and manage the Collection Account at an office of the Administrative Agent (each such account, a “Third Party Collection Account”) pursuant to a customary collection account management agreement in form and substance reasonably acceptable to the Administrative Agent (each a “Third Party Collection Agreement”).

SECTION 10.04    Credit Parties To Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article X, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Secured Parties being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 10.07.
SECTION 10.05    Collections, Etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Credit Party Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Credit Party Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, the Credit Parties. The Administrative Agent will not be required to take any steps to preserve any rights against prior parties to the Credit Party Collateral. Upon the occurrence and during the continuance of an Event of Default, if any Credit Party fails to make any payment or if any Credit Party fails to take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Credit Party Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to, or superior to, the security interests of the Administrative Agent (on behalf of the Secured Parties) in the Credit Party Collateral (other than, except in the case of the Pledged Securities, Specified Permitted Encumbrances) and any Liens not expressly permitted by this Agreement.
SECTION 10.06    Possession, Sale of Credit Party Collateral, Etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (on behalf of the Secured Parties) may enter upon the premises of any Credit Party or wherever the Credit Party Collateral may be, and take possession of the Credit Party Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent (on behalf of the Secured Parties) may take such measures as they deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Credit Party Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent (on behalf of the Secured Parties) shall decide, in one or more sales or parcels, at such prices as the Administrative Agent (on behalf of the Secured Parties) may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Credit Party Collateral, at any broker’s board or at public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by applicable Law and cannot be waived, and none of the Administrative Agent and the other Secured Parties shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent (on behalf of the Secured Parties) or any other Person may be the purchaser of all or any portion of the Credit Party Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article X, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free (to the fullest extent permitted by applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Credit Party Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent and the other Secured Parties by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent shall in any such sale make no representations or warranties with respect to the Credit Party Collateral or any part thereof, and none of the Administrative Agent and the other Secured Parties shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees that: (i) it will indemnify and hold the Administrative Agent and the other Secured Parties harmless from and against any and all claims with respect to the Credit Party Collateral asserted before the taking of actual possession or control of the relevant Credit Party Collateral by the Administrative Agent pursuant to this Article X, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent or any other Secured Party) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Credit Party Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or any other Secured Party, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) any claims with respect to the Credit Party Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party or (z) any dispute solely among Indemnitees (not arising as a result of any act or omission by any Credit Party or any of its Affiliates) other than claims against the Administrative Agent in such capacity; and (ii) none of the Administrative Agent and the other Secured Parties shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence of such Person as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. Subject only to the lawful rights of third parties, any laboratory that has possession of any of the Credit Party Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (on behalf of the Secured Parties) and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by applicable Law) to sell all or any portion of the Credit

Party Collateral upon the order and direction of the Administrative Agent, and the Credit Parties hereby waive any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled, if permitted by applicable Law, to the appointment of a receiver without notice, to take possession of all or any portion of the Credit Party Collateral and to exercise such powers as a court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the other Secured Parties shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Credit Party Collateral in the possession of the Administrative Agent and the other Secured Parties in the manner set forth in Section 10.07.
SECTION 10.07    Application of Proceeds after Default. Upon the occurrence and during the continuance of an Event of Default (subject to any commitments made by the Administrative Agent under any intercreditor agreement or other agreement entered into by the Administrative Agent and, inter alia, a third Person), the Administrative Agent may, or if directed by the Required Lenders shall, apply the balances in the Collateral Accounts, the Credit Parties’ share of the balances in any Third Party Collection Accounts and in any other account of any Credit Party with a Lender, all other income on the Credit Party Collateral and all proceeds from any sale of the Credit Party Collateral pursuant hereto as follows: first toward payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Agreement and the other Loan Documents, in realizing on or protecting any Credit Party Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and attorney’s fees and out-of-pocket expenses incurred by the Administrative Agent, and then to the payment in full of all other Obligations in accordance with Section 8.03; provided, that the Administrative Agent may in its discretion apply funds comprising the Collateral to take such actions or make such payments as the Administrative Agent reasonably believes is necessary or advisable in order to enhance or preserve the value of the Collateral, including to pay the cost of (i) completing any Covered Product owned in whole or in part by any Credit Party in any stage of production and (ii) making delivery to the Distributors of such Covered Product. Any amounts remaining after such payment in full of the Obligations shall be remitted to the appropriate Credit Party, or as a court of competent jurisdiction may otherwise direct.
SECTION 10.08    Power of Attorney. (a) Each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party to receive, open and dispose of all mail addressed to the Borrower, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Credit Party Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Agreement and the grant of the security interests hereunder and under the Loan Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its designees shall properly do by virtue hereof, and (b) each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent or any Credit Party (i) to enforce all of the such Credit Party’s rights under and pursuant to all agreements with respect to the Credit Party Collateral, all for the sole benefit of the Administrative Agent (for the benefit of the Secured Parties) as contemplated hereby and under the other Loan Documents, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Transaction Documents that are required to be observed or performed by any Credit Party and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Covered Product which is included in the Credit Party Collateral, (iii) to execute such other and further mortgages, pledges and assignments of the Credit Party Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Loan Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Agreement and the grant of the security interests hereunder and under the other Loan Documents; provided, that the powers of attorney set forth in this Section 10.08 may only be exercised upon the occurrence and during the continuance of an Event of Default that is not waived in writing by the Required Lenders. Each Credit Party hereby ratifies and confirms in advance all that the Administrative Agent as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney. The Administrative Agent shall provide the Borrower with a copy of any document executed or filed by (or on behalf of) the Administrative Agent pursuant to the power of attorney granted under this Section; provided, that, the failure to provide such copy shall not result in any breach of obligation by the Administrative Agent hereunder or otherwise render ineffective any document so executed or filed.
SECTION 10.09    Financing Statements; Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC-1 financing statements (or foreign equivalent) and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable as determined by the Administrative Agent to perfect the Lien of the Administrative Agent (for the benefit of the Secured Parties) in the Credit Party Collateral, in all cases without the signature of such Credit Party, or to execute such items as attorney-in-fact for such Credit Party; provided, that the Administrative Agent shall provide to the Borrower copies of any such documents or instruments executed by the Administrative Agent. Each Credit Party authorizes the Administrative Agent to use the description “all assets” or a similar description in any such UCC-1 financing statement. Each Credit Party further authorizes the Administrative Agent, at the time that any Event of Default shall have occurred and be continuing, to notify any account debtors that all sums payable to such Credit Party relating to the Credit Party Collateral shall be paid directly to the Administrative Agent.
SECTION 10.10    Further Assurances. Upon the request of the Administrative Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of such Credit Party, such further instruments as may be reasonably necessary or proper, in the reasonable judgment of the Administrative Agent, to carry out the provisions and purposes of this Article X or to perfect and preserve the Liens of the

Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Loan Documents in the Credit Party Collateral or any portion thereof.
SECTION 10.11    Termination and Release. The security interests granted under this Article X shall terminate upon the Termination Date. Additionally, upon the disbursement of any Credit Party Collateral proceeds for the payment of any Permitted Expenditures in accordance with the terms hereof (including Section 2.03(c)), the security interest in such Credit Party Collateral proceeds shall terminate. Upon request by the Credit Parties (and at the sole cost and expense of the Credit Parties) after any such termination, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including authorizing UCC-3 termination statements, termination letters to account debtors, terminations of Account Control Agreements, terminations of Pledgeholder Agreements and Laboratory Access Letters and copyright and trademark security agreement releases, to terminate the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Collateral Documents; provided, that the Administrative Agent shall only be required to deliver such documents to the Borrower and shall have no obligation to file or record any such document.
SECTION 10.12    Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article X are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the other Secured Parties shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other applicable Law.
SECTION 10.13    Continuation and Reinstatement. The security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Credit Party or otherwise.
SECTION 10.14    Quiet Enjoyment. The Administrative Agent, the L/C Issuer and the Lenders acknowledge and agree that the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Loan Documents may be subject to the rights of Quiet Enjoyment (as defined below) of Distributors (which are not Affiliates of any Credit Party) under Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a Distributor (which is not an Affiliate of any Credit Party) under a Distribution Agreement, the Administrative Agent’s and each other Secured Parties’ agreement that their rights under this Agreement and the other Loan Documents and in the Collateral are subject to the rights of such Distributor to distribute, exhibit and/or to exploit the Covered Products licensed to such Distributor under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which such Distributor is entitled in connection therewith and that, even if a Secured Party shall become the owner of the Collateral in case of an Event of Default, such Secured Party’s ownership rights shall be subject to the rights of such Distributor under such agreement, subject to a reservation by the Administrative Agent (for the benefit of the Secured Parties) of any rights available to the applicable Credit Party if such Distributor is in default under the applicable Distribution Agreement. By virtue of the undertaking with respect to Quiet Enjoyment, neither the Administrative Agent nor any other Secured Party shall be responsible for any liability or obligation of any Credit Party, such Distributor or any Licensing Intermediary under the applicable Distribution Agreement. The Administrative Agent agrees that, upon the request of a Credit Party or the relevant Distributor (which is not an Affiliate of any Credit Party), it will provide written confirmation (in form and substance reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to Distributors (which are not Affiliates of any Credit Party) under the Distribution Agreements.
ARTICLE XI
GUARANTY OF GUARANTORS
SECTION 11.01    Guarantee.
(a)    Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent and the other Secured Parties the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) provided that the guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.
(b)    Each Guarantor waives presentment to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Administrative Agent or any other Secured Party to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Agreement, the Notes or of any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against the Borrower or any other Guarantor, or any change in the corporate existence, structure, ownership or control of either the Borrower or any other Guarantor (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.14), to the extent permitted by applicable Law, each

Guarantor hereby expressly waives any and all benefits that might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 or any other comparable provisions of applicable Law.
(c)    Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or other Persons may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any Guarantor, or to any other Person.
(d)    Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and the other Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral (including the Pledged Securities) or the ability of the Borrower to perform under this Agreement.
(e)    Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations that might otherwise constitute a defense to this Guaranty. The Administrative Agent and the other Secured Parties make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor with respect to the management and maintenance of the Obligations or any collateral security for the Obligations.
(f)    If any applicable Laws (as determined in the good faith discretion of a Guarantor or the Administrative Agent) require the deduction or withholding of any Tax from any payment by a Guarantor under the Loan Documents, then with respect to such payment, and (solely for the purpose of this Section 11.01(f)) substituting the relevant Guarantor for the Borrower, such Guarantor, the Administrative Agent and the Lenders shall be entitled to the same rights and shall be subject to the same conditions and limitations as they are respectively entitled and subject to under Section 3.01 of this Agreement.
SECTION 11.02    No Impairment of Guarantee, Etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, until the Termination Date.
SECTION 11.03    Continuation and Reinstatement, Etc.
(i)    Each Guarantor further agrees that its Guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Section 11.03, and not in limitation of any other right that the Administrative Agent or any other Secured Party may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or any of the other Secured Parties, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself and/or the other Secured Parties (as applicable) in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.07(b), and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.
(ii)    All rights of each Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent (for the benefit of the Secured Parties) or directly to any other Secured Party hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until the Termination Date. If any amount shall be paid to such Guarantor for the account of the Borrower (and such payment is not explicitly permitted to be made to such Guarantor under any provision of any Loan Document (including Section 7.07 hereof)), such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent (on behalf of the Secured Parties) to be credited and applied to the Obligations, whether matured or unmatured.
SECTION 11.04    Limitation on Guaranteed Amount, Etc. Notwithstanding any other provision of this Article XI, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any required so that its obligations under this this Article XI shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution that such Guarantor may have under this this Article XI any other agreement or applicable Law shall be taken into account.
SECTION 11.05    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Article XI. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Article XI such that its Aggregate Payments (as defined below) exceeds its Fair Share (as defined below) as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts (as defined below) with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Article XI in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Article XI that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 11.05, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Article XI (including in respect of this Section 11.05), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 11.05. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 11.05 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.05.
SECTION 11.06    Keepwell. Each Credit Party that is a Qualified ECP Guarantor at the time the guarantee under this Article XI or the grant of the security interest under the Loan Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Secured Hedge Agreement, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Secured Hedge Agreement as may be needed by such Specified Credit Party from time to time to honor all of its obligations under its Guaranty hereunder and the other Loan Documents in respect of such Secured Hedge Agreement (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.
ARTICLE XII
CASH COLLATERAL
SECTION 12.01    Collateral Accounts. On or prior to the Closing Date, the Borrower shall establish with the Administrative Agent (a) the initial Collection Account and (b) an operating account in the name of the Borrower (the “Operating Account”), in each case, into which the Administrative Agent and/or the Borrower shall from time to time deposit amounts pursuant to the express provisions of this Agreement requiring or permitting such deposits. Unless and until a separate cash collateral account is established, the initial Collection Account established and maintained by the Administrative Agent may also serve as the cash collateral account into which the appropriate Credit Parties shall from time to time deposit cash collateral pursuant to the express provisions of this Agreement requiring or permitting such deposits. All of the Collateral Accounts and Third Party Collection Accounts shall at all times be subject to an Account Control Agreement unless otherwise expressly agreed by the Administrative Agent in writing.
SECTION 12.02    Investment of Funds.
(a)    The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into any cash collateral account established under this Agreement (each, an “Investment Account”); provided, that in no event may the Administrative Agent in its discretion, invest or reinvest funds in any Investment Account in anything other than Cash Equivalents.
(b)    Any net income or gain on the investment of funds from time to time held in any Investment Account shall be promptly reinvested by the Administrative Agent as a part of such Investment Account, and any net loss on any such investment shall be charged against such Investment Account.
(c)    None of the Administrative Agent or any other Secured Party shall be a trustee for the Borrower or any other Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Investment Accounts except for any acts of gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, except as expressly provided herein and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the other Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 12.02 or for any decrease in the value of the investments held in the Investment Accounts, except to the extent resulting from the gross negligence or willful misconduct of such party as finally determined by a court of competent jurisdiction.
SECTION 12.03    Grant of Security Interest. The Borrower and the other Credit Parties, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), hereby assign to the Administrative Agent (for the benefit of the Secured Parties) and grant to the Administrative Agent (for the benefit of the Secured Parties), a Lien upon all of the Credit Parties’ rights in and to the Collateral Accounts (prior to all other Liens except for Permitted Encumbrances), all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Collateral Accounts that constitute Investment Accounts, and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Collateral Accounts, and all rights pertaining to investments of funds in the Collateral Accounts shall immediately and without any need for any further action on the part of any of the Credit Parties, the Administrative Agent, the L/C Issuer or any Lender become subject to the Lien set forth in this Section 12.03, be deemed Collateral for all purposes hereof and be subject to the provisions of this Agreement.
SECTION 12.04    Withdrawals from the Collection Account(s). Amounts on deposit in the Collection Account(s) (other than amounts on deposit in Third Party Collection Accounts) shall be disbursed pursuant to Section 2.04(c) or 2.04(d), as applicable.
SECTION 12.05    Withdrawals from the Operating Account. Prior to the occurrence and continuance of an Event of Default, the Borrower shall be allowed to administer and operate the Operating Account in accordance with this Agreement. At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may (at its discretion) apply the amounts on deposit in the Operating Account to the outstanding Obligations pursuant to Section 8.03.
SECTION 12.06    Withdrawals from the Production Accounts. Prior to the occurrence and continuance of an Event of Default, the applicable Credit Party shall be allowed to administer and operate its Production Account(s) in accordance with this Agreement. At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may (at its discretion) apply the amounts on deposit in any Production Account to the outstanding Obligations pursuant to Section 8.03, subject to the terms of any Co-Financing Intercreditor Agreement, Interparty Agreement, Completion Bond or other agreement entered into by the Administrative Agent with respect to the relevant Covered Product to which such Production Account relates.
SECTION 12.07    Remedies. At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may immediately apply any cash held in the Collateral Accounts and the Credit Parties’ share of any cash held in any Third Party Collection Account in accordance with Section 10.07, subject (with respect to any Production Account and any Third Party Collection Account) to the terms of any Co-Financing Intercreditor Agreement, Interparty Agreement, Completion Bond or other agreement entered into by the Administrative Agent with respect to the relevant Covered Product to which such account relates.

ARTICLE XIII
MISCELLANEOUS
SECTION 13.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Credit Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(c) with respect to any fees and expenses required to be paid to the Lenders which can be waived by the affected Lender), 4.02 or (subject to Section 9.10(g)) 4.03 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 13.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Sections 2.11, 2.12 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section 13.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions (other than on or after the Termination Date), without the written consent of each Lender; or
(h)    increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets to the definition of “Borrowing Base” without the written consent of each Lender;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver, consent or release shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) any fee letter executed by the Borrower with respect hereto may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or release hereunder (and any amendment, waiver, consent or release which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 13.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
SECTION 13.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Credit Party, the Administrative Agent or the L/C Issuer, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 13.02; and
(ii)    if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been received when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), unless a transmission error notice is received by the sender of such notice. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders or the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer and the Credit Parties agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that (i) approval of such procedures may be limited to particular notices or communications and (ii) the Administrative Agent or the Credit Parties may request that particular notices or communications not be provided by electronic communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent to such e-mail address, unless a transmission error notice is received by the sender of such notice, and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, the L/C Issuer or any other

Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Credit Parties, the Administrative Agent and the L/C Issuer may change its address, fax or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number or e-mail address for notices and other communications hereunder by notice to the Credit Parties, the Administrative Agent and the L/C issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender, as shall in each case be reflected in the Register. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or their respective securities for purposes of United States Federal or state securities Laws.
(e)    Reliance by Administrative Agent, the L/C issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, the L/C Issuer each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party, other than from the Administrative Agent’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 13.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 13.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket costs and expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii)  all out‑of‑pocket expenses incurred by the Administrative Agent, the L/C Issuer or any Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, the L/C Issuer or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, Bookrunner, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any

Indemnitee by any Person (including any Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Affiliates) other than claims against the Administrative Agent. Without limiting the provisions of Section 3.01(c), this Section 13.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower or any other Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or against any Related Party acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 13.02(e) shall survive the resignation of the Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 13.05    Payments Set Aside. To the extent that any payment by or on behalf of the Credit Parties is made to the Administrative Agent or any other Secured Party, or the Administrative Agent or any other Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 13.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as otherwise permitted under Section 7.05) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section or (iv) by way of an Administrative Agent

Assignment (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 13.06(b) participations in L/C Obligations) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an Administrative Agent Assignment, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that such processing and recordation fee shall not apply to an Administrative Agent Assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural Person or (D) a Competitor (it being understood that (x) any assignment to a Competitor shall be void ab initio, unless consented to in writing by the Borrower, in which event the applicable Competitor shall be deemed not to be a Competitor solely for the purposes of the specific assignment at issue; (y) the foregoing restriction on assignment to Competitors under this clause (D) shall not apply during the continuance of an Event of Default; and (z) the Administrative Agent shall have the right and the Borrower hereby expressly authorizes the Administrative Agent to (i) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (ii) provide the Competitor List to each Lender requesting the same.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent for and on behalf of the Borrower (and such agency being solely for applicable tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made on any Loan, Note or Obligation are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loans, Notes or Obligations will be considered to have been so issued.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Competitor, a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.04(c) without regard to the existence of any participation.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 13.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent for and on behalf of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that each such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made on a Participant’s interest are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe (and shall cause any participants to construe) the provisions of this Agreement to ensure that any participant’s interest will be considered to have been so issued.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 13.06(b), Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
SECTION 13.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the L/C Issuer or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from (or on behalf of) a Credit Party (including information received directly from an Approved Co-Financier, a Distributor or an Ultimates Provider) that relates to a Credit Party or any of its businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by (or on behalf of) a Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the L/C Issuer and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Credit Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
SECTION 13.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 13.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 13.10    Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or by e-mail transmission in “pdf” or “tif” format shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
SECTION 13.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
SECTION 13.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 13.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:
(a)    the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the assignment fee (if applicable) specified in Section 13.06(b)(iv);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or release.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 13.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET

FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE L/C ISSUER ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE CREDIT PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02.

NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(f)    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or any Lender has any obligation to the Credit Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and none of the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Credit Parties or any of their Affiliates. To the fullest extent permitted by Law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(g)    Electronic Execution of Assignments and Certain Other Documents. The words “delivery”, “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
(h)    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act. The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
SECTION 13.15    Subordination of Intercompany Indebtedness, Receivables and Advances.
(a)    Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made, except (in any such case) (i) intercompany receivables and intercompany advances permitted pursuant to Article VII hereof may be repaid and intercompany Indebtedness permitted pursuant to Article VII hereof may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing and (ii) as specifically consented to by all the Lenders in writing, until the Termination Date.
(b)    If any payment on any such intercompany Indebtedness, other intercompany receivables or intercompany advances shall be received by such Credit Party before the Termination Date (other than as permitted by Section 13.15(a) hereof), such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the applicable Collection Account for application in accordance with this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
WWE STUDIOS FINANCE CORP.,
as Borrower
By:     /s/ GEORGE A. BARRIOS
Name: George A. Barrios
Title: Chief Strategy and Financial Officer

Signature Page to Credit and Security Agreement

BANK OF AMERICA, N.A., as
Administrative Agent
By: /s/ RANDY HUAName: Randy Hua
Title: Senior Vice President

Signature Page to Credit and Security Agreement

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer
By: /s/ RANDY HUA
Name:    Randy Hua
Title: Senior Vice President

Schedule 1.1
BORROWING BASE
“Borrowing Base” means, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting for any receivables, prior collection or items of cost or expense of the Credit Parties) of the following:
(a)100% of the Credit Parties’ unrestricted and uncommitted cash maintained in a Collection Account and Cash Equivalents (excluding for purposes of this calculation the proceeds of any Borrowings hereunder), plus
(b)100% of Eligible Receivables secured by (x) an Acceptable L/C or (y) cash collateral held on terms acceptable to the Administrative Agent and which is to be applied to repay Loans or L/C Obligations upon satisfaction of the relevant conditions precedent to the release of such cash, plus
(c)50–100% (as reflected on Schedule 2.13(a) and Schedule 2.13(b)) of Eligible Receivables from the Acceptable Obligors, plus
(d)the First Cycle Ultimates Advance Rate multiplied by the Net Remaining Ultimates, plus
(e)85–90% (as determined by the Administrative Agent) of the Credit Parties’ share of any Acceptable Tax Credits, plus
(f)100% of the undrawn face amount of any Eligible L/C provided to the Administrative Agent by the Borrower (at its election), plus
(g)the aggregate Unsold Rights Credits for all Covered Pictures; provided, that (i) the Unsold Rights Credit for any Covered Picture shall at no time exceed the lesser of (x) 20% of the budgeted Direct Negative Costs of such Picture, and (y) $5,000,000; (ii) the aggregate outstanding amount advanced under this component of the Borrowing Base for all Covered Pictures shall not exceed 20% of the lesser of (x) the Aggregate Commitments, and (y) the Borrowing Base (excluding Unsold Rights Credits); and (iii) the Unsold Rights Credit for any Covered Picture shall be reduced to zero upon the Unsold Rights Conversion Percentage Test Date for such Covered Picture; plus
(h)the Existing Pictures Credit, minus
(i)the aggregate amount of the Production Reserves, minus
(j)the Interest, Fee and Expense Reserve Required Amount;
provided, however, that
(i)    all of the foregoing amounts are without duplication of any deductions contained within any of the components of the Borrowing Base and the amount of credit provided under any component of the Borrowing Base shall be reduced dollar-for-dollar by any Third Party Payments which a Credit Party is required to pay to any third Person in respect of such receivable or credit and any other projected expenses required to be paid to a third Person, in each case, as a direct result of the receipt by the Credit Parties of the applicable receivable arising in connection with such amounts;
(ii)    the portion of the Borrowing Base attributable at any time to each Uncompleted Covered Product shall not exceed the portion of the Credit Parties’ share of the Direct Negative Costs of such Covered Product (other than that provided by a Completion Guarantor, if applicable) which would be refunded to the Administrative Agent (for itself or on behalf of the Credit Parties) by a Completion Guarantor or an Approved Co-Financier if such Covered Product was then abandoned;
(iii)    no Borrowing Base credit may be taken with respect to Net Remaining Ultimates for any Covered Picture unless (a) the most recent Ultimates Report (together with the underlying written ultimates report of the relevant Ultimates Provider and other documentation required by the definition of the term “Ultimates Report”) has been delivered to the Administrative Agent and (b) the underlying written ultimates report of the relevant Ultimates Provider is prepared, updated or confirmed by such Ultimates Provider within the preceding six (6) months; provided, that, if at any time an Ultimates Provider (other than the Ultimates Verification Auditor) has not updated or confirmed its written ultimates report for a Covered Picture within the preceding six (6) months, the Credit Parties may continue to include Borrowing Base credit for such Covered Picture if the Ultimates Verification Auditor has prepared an updated written ultimates report therefor (prepared within the preceding six (6) months) based on the most recent available underlying written ultimates report prepared by such Ultimates Provider and such updated written ultimates report has been provided to the Administrative Agent;
(iv)    to the extent any receivable is conditioned upon the commercial exploitation of a Covered Product in the United States (including any minimum prints and advertising spend requirement and/or a minimum screen release for a Covered Picture), such receivable shall not give rise to any Eligible Receivables credit unless (a) a Domestic Distribution Agreement has been entered into with respect to such Covered Product and the Domestic Distributor thereunder has committed to exploit such Covered Product in a manner (including, if applicable, with a minimum prints and advertising spend and/or a minimum screen release) that satisfies the parameters of such exploitation condition, and such Covered Product meets, or is expected in good faith by the relevant Credit Party to meet, the requirements for distribution under such Domestic Distribution Agreement; and (b) (if such receivable is conditioned on minimum prints and advertising spend requirement) the Borrower has established a reserve in the amount necessary to pay the Credit Parties’ share of such prints and advertising spend, if any, and the Administrative Agent shall have received satisfactory evidence of establishment of such reserve;
(v)    the Administrative Agent is authorized to remove all Borrowing Base credit with respect to a Qualifying Tax Receivable in the event that, in the good faith determination of the Administrative Agent, the Credit Parties have not caused the production or post-production of the applicable Covered Product to comply in all respects with the Statutory Materials (as defined under

“Acceptable Tax Credit”) giving rise thereto or have not timely filed any and all forms with any governmental, administrative or regulatory body in order to claim the applicable Qualifying Tax Receivable or have otherwise not timely complied with any of the other commitments or agreements contained within the definition of “Acceptable Tax Credit” relating to “provisional” Acceptable Tax Credits (without the application of any grace or cure period); and
(vi)    credit may not be obtained for any item in the Borrowing Base except to the extent that the Administrative Agent holds a perfected security interest therein, with the priority contemplated by Section 5.08 or such greater standard required under the definition of (as applicable) “Acceptable Tax Credit,” “Eligible Receivables” and “Net Remaining Ultimates”.

Schedule 1.2

EXISTING PICTURES

12 Rounds
12 Rounds 2: Reloaded
12 Rounds 3: Lockdown (to be transferred when Completed)
Behind Enemy Lines 3
Call, The
Condemned
Condemned 2 (to be transferred when Completed)
Condemned 2, The (to be transferred when Completed)
Flintstones & WWE Stone Age Smackdown, The (to be transferred when Completed)
Interrogation (to be transferred when Completed)
Jingle All The Way 2 (to be transferred when Completed)
Killing Hasselhoff (to be transferred when Completed)
Leprechaun: Origins
Lockdown (to be transferred when Completed)
Marine 2, The
Marine 3: Homefront, The
Marine 4: Moving Target, The (to be transferred when Completed)
Marine, The
No One Lives
Scooby Doo 2 (to be transferred when Completed)
Scooby Doo WrestleMania Mystery
See No Evil
See No Evil 2
SNE
Vendetta (to be transferred when Completed)

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$35,000,000	100%
Total:	$35,000,000	100%

Schedule 2.13(a)

Acceptable Obligors, Advance Rates and Allowable Amounts
for Covered Pictures

[See attached]

Schedule 2.13(b)

Acceptable Obligors, Advance Rates and Allowable Amounts
for Covered Television Product

[See attached]

Schedule 13.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Administrative Agent

Administrative Agent’s Office (for payments and requests for Loans):

Bank of America, N.A., as Administrative Agent
Global Commercial Banking
333 South Hope Street, Suite 1300
Los Angeles, CA 90071
Attention: Carmen R. Delgado
Telephone: 213-621-3609
Facsimile: 213-621-3609
Email: carmen.r.delgado@baml.com

Wire Instruction:
Bank of America, N.A.
ABA # 026009593
Account No.: 1366211001000
Attention: Dorothy Purnell 904-464-3346
Ref.: Co# 493, WWE Studios Finance Corp 16/0001716937

With a copy to:

Bank of America Merrill Lynch
Entertainment Industries Group
333 S. Hope Street, Suite 1300
Los Angeles, CA 90071
Attention: Sharad Bhatt
Telephone: 213.621.7114
Email: sharad.bhatt@baml.com

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent
Global Commercial Banking
333 South Hope Street, Suite 1300
Los Angeles, CA 90071
Attention: Carmen R. Delgado
Telephone: 213-621-3609
Facsimile: 213-621-3609
Email: carmen.r.delgado@baml.com

With a copy to:

Bank of America, N.A.
333 S. Hope Street, Suite 1300
Los Angeles, CA 90071
Attention: Daniel Timmons
Telephone: 213.621.7180
Facsimile: 704.602.3703
Email: daniel.timmons@baml.com

and to:

Latham & Watkins LLP
10250 Constellation Boulevard, Suite 300
Los Angeles, CA 90067
Attention: Christopher Brearton and Kenneth Deutsch
Telephone: 424-653-5437
Facsimile: 424-653-5501
Email: chris.brearton@lw.com; ken.deutsch@lw.com

L/C Issuer:

Bank of America, N.A., as Administrative Agent
Global Commercial Banking
333 South Hope Street, Suite 1300
Los Angeles, CA 90071
Attention: Carmen R. Delgado
Telephone: 213-621-3609
Facsimile: 213-621-3609
Email: carmen.r.delgado@baml.com

Any Credit Party:

c/o WWE Studios Finance Corp.
12424 Wilshire Blvd., Suite 1400
Los Angeles, CA 90025
Attention: Brad Buchanan
Telephone: 310-481-9377
Facsimile: 310-481-9369
Email: bradley.buchanan@wwecorp.com

With a copy to:

Davis Wright Tremaine LLP
865 S Figueroa Street, Suite 2400
Los Angeles, CA 90017
Attention: Robert Wyman
Telephone: 213-633-6816
Facsimile: 213-633-6899
Email: bobwyman@dwt.com